UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Alignment Healthcare, Inc.
(Name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Alignment Healthcare

PROXY STATEMENT

2025

ALIGNMENT HEALTHCARE, INC.

April 25, 2025
Dear Fellow Stockholders:

On behalf of the Alignment Healthcare (“Alignment”) Board of Directors, we cordially invite you to attend our Annual Meeting of Stockholders on Thursday, June 5, 2025, at 9:00 a.m. PDT. The Annual Meeting will be held virtually via audio-only webcast at www.proxydocs.com/ALHC. You can listen to the meeting live, submit questions and vote online during the Annual Meeting.

We appreciate your ongoing support of and belief in Alignment as Medicare Advantage ("MA") done right. By approaching MA as a care management business and focusing on serving our seniors, we are proving that we can win by delivering more care – not less. By building a strong foundation of quality and value, we have been able to grow confidently and profitably through a dynamic MA environment.

Your investment is critical to the growth and success of Alignment and will continue to play a significant role as we elevate our profile and expand our impact.

There is no doubt that 2024 was a milestone year, highlighted by:

•Adjusted EBITDA profitability: We achieved adjusted EBITDA of $1 million, marking our first full year of positive adjusted EBITDA as a public company.
•Industry-leading membership growth: With 59% year-over-year membership growth to 189,100 members as of Dec. 31. 2024, we onboarded more net new members in 2024 than in the prior four years combined.
•Strong revenue growth: $2.7 billion, representing 48% growth year-over-year, as of Dec. 31, 2024.
•Exceptional quality: 98% of members are in plans that earned 4 Stars or better under the Centers for Medicare & Medicaid Services (“CMS”) 5-Star Quality Rating System versus the industry average of just 64%. With our HMO contract in Nevada and North Carolina, Alignment is proud to be one of only nine MA plans in the entire country in 2025 to earn a coveted 5 Stars.
•Outstanding member service: Achieved an overall Net Promoter Score (“NPS”) of 61, which includes an NPS of greater than 78 for our Care Anywhere program, and a 4.9 out of 5-star Google rating, based on more than 9,000 reviews.
•Strong medical cost management: 88.8% medical benefits ratio (“MBR”) in 2024 based on adjusted gross profit.

We started 2025 with the exciting news that Dawn Maroney was promoted to President of Alignment, expanding her role and responsibilities as we drive for even greater success. We are continuing to strengthen our leadership team and train our employees on how we do MA right.

In 2025, our focus is on:

•Sustained Growth: Last year was a breakout year for consolidated growth, and this year, we expect a breakout year for growth outside of California even as California continues to deliver sustained growth. Our continued ability to capture market share reflects our reputation for consistent delivery of quality care, innovative products and enhanced benefits.

•Improving Profitability: Our goal is to always ensure we provide the best care at the lowest cost. We aim to further improve profitability of the enterprise by retaining the members we grew in

2024 and engaging those most at risk with our clinical model. Furthermore, we plan to increase productivity and improve scalability by deploying tools that drive more automation.

•Greater Replicability: We will expand strategic partnerships with organizations that share our purpose of serving seniors and elevating senior care. We aim to deliver consistently high-quality care across markets.

•Continuous Improvement: We are committed to operational excellence by improving every aspect of our organization – from market leadership and clinical delivery to operations. As we scale, our management team remains focused on disciplined execution, data-driven decision making and an unwavering drive to serve our members better every day.

Our Board of Directors and leadership team remain dedicated to long-term value creation for all our stakeholders. We look forward to the opportunity to engage with you during the Annual Meeting and to share updates on our progress throughout our upcoming quarterly earnings.

Sincerely,

John Kao	Joseph Konowiecki	Margaret McCarthy
Chief Executive Officer	Chairman of the Board	Lead Independent Director

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
The 2025 Annual Meeting of Stockholders of Alignment Healthcare, Inc. (the “Annual Meeting”) will be held on Thursday, June 5, 2025, at 9:00 a.m. Pacific Time.
Items of Business
Matters to be voted on at the Annual Meeting are as follows:
•Proposal 1: Election of three nominees identified in the accompanying proxy statement to serve as Class I directors to hold office until the 2028 Annual Meeting of Stockholders;
•Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025; and
•Proposal 3: Approval, on a non-binding, advisory basis, of the compensation of our named executive officers (“Named Executive Officers” or “NEOs”).
Items of business may also include transacting other business as may properly come before the meeting or any adjournment of the meeting. The Proxy Statement accompanying this notice describes each of the items of business in more detail.
Access to the Meeting
The Annual Meeting will be held via live audio webcast available at www.proxydocs.com/ALHC. Please see the “Commonly Asked Questions and Answers About the Annual Meeting” section in the attached Proxy Statement for information on registration to attend the Annual Meeting. Stockholders will be able to participate, vote and submit questions from any location.
Record Date & List of Stockholders
Our Board has set the record date as of April 7, 2025 (the “Record Date”). Only stockholders that owned Alignment common stock at the close of business on that day are entitled to notice of and may vote at the Annual Meeting or any adjournment of the meeting. A list of Alignment’s stockholders of record will be available at our corporate headquarters and principal executive offices located at 1100 W. Town & Country Rd., Suite 1600, Orange, CA 92868 at least ten days prior to June 5, 2025.

How to Vote Your Shares

By Internet Go to www.proxypush.com/ALHC and follow the instructions.	By Telephone Dial toll-free 866-314-3346 using any touch-tone telephone and follow the recorded instructions.
By Mail Complete, sign, date and return your proxy card or voting instruction form in the envelope provided.	In Person (Virtual) Attend our virtual Annual Meeting and cast your vote using the webcast voting options.
Whether or not you expect to attend the Annual Meeting, please make sure you vote so that your shares will be represented at the meeting.
By Order of the Board of Directors
Christopher J. Joyce
Chief Legal & Administrative Officer
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2025
This Notice of Annual Meeting, the Proxy Statement and our fiscal year 2024 Annual Report are available on the investor relations section of our website at https://ir.alignmenthealth.com/. Additionally, you may access our proxy materials at www.proxydocs.com/ALHC. We are taking advantage of U.S. Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders on the Internet. These materials will be available on the Internet on or about April 25, 2025. We are sending a “Notice of Internet Availability of Proxy Materials" (“Notice of Availability”) to our stockholders of record instead of a paper proxy statement and annual report containing financial statements, unless paper copies have previously been requested. We believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are subject to risks and uncertainties and are based on assumptions that may prove to be inaccurate, which could cause actual results to differ materially from those expected or implied by the forward-looking statements. Important risks and uncertainties that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to attract new members and enter new markets, including the need for certain governmental approvals; our ability to maintain a high rating for our plans on the Centers for Medicare and Medicaid ("CMS") Five Star Quality Rating System ("CMS Star Ratings"); our ability to develop and maintain satisfactory relationships with care providers that service our members; risks associated with being a government contractor; changes in laws and regulations applicable to our business model; risk related to our indebtedness; changes in market or industry conditions and receptivity to our technology and services; results of litigation or a security incident; and the impact of shortages of qualified personnel and related increases in our labor costs. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our reports filed with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on February 27, 2025. All information provided in this proxy statement is as of the date hereof, and we undertake no duty to update or revise this information unless required by law.

Website References

References to our website throughout this proxy statement are intended to provide inactive, textual references and are provided for convenience only. The content on our website does not constitute a part of this proxy statement.

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Why did I receive these materials?
The Board of Alignment Healthcare, Inc. (“Alignment” or the “Company”) is soliciting your proxy to vote at our 2025 Annual Meeting of Stockholders (or at any postponement or adjournment of the meeting) (the “Annual Meeting”). Stockholders who own shares of our common stock as of April 7, 2025 (the “Record Date”), are entitled to vote at the Annual Meeting. These proxy materials are first being distributed to stockholders on or about April 25, 2025. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Alignment.
Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by SEC rules, we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.
Householding. The SEC’s rules permit us to print an individual’s multiple accounts on a single notice or set of Annual Meeting materials. To take advantage of this opportunity, we have summarized on one notice or set of Annual Meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted stockholder prior to the mailing date. The SEC’s rules also permit us to send a single set of proxy materials to two or more securityholders who share a single address, which is called “householding.” We agree to deliver promptly, upon written or oral request, a separate copy of the notice or Annual Meeting materials, as requested, to any stockholder (including any stockholder at a shared address) to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or Annual Meeting materials, or if you currently receive separate copies of the notice or Annual Meeting materials but would like to receive a single copy of such materials going forward, please visit www.proxydocs.com/ALHC, write to us at 1100 W. Town & Country Rd., Suite 1600, Orange, CA 92868, Attn: Investor Relations, or contact BetaNXT at (866) 648-8133 or paper@investorelections.com. A number of brokerage firms have instituted householding. They will have their own procedures for stockholders who wish to receive individual copies of the proxy materials, or who currently receive individual copies of such materials and would like to participate in householding.
Who will be entitled to vote?
Stockholders who own shares of our common stock as of the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, Alignment had approximately 197,681,510 shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting and stockholders do not have preemptive, appraisal or dissenters' rights with respect thereto.
What will I be voting on?
You will be voting on:
•Proposal 1: Election of three nominees identified in this proxy statement to serve as Class I directors to hold office until the 2028 Annual Meeting of Stockholders;

•Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025; and
•Proposal 3: Approval, on an advisory basis, of the compensation of our named executive officers (“Named Executive Officers” or “NEOs”).
You will also vote on any other business as may properly come before the meeting or any adjournment of the Annual Meeting. All shares that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxies.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3
How can I attend the Annual Meeting?
The Annual Meeting is being held as a virtual-only meeting. In order to attend the Annual Meeting, you must register at www.proxydocs.com/ALHC by no later than 5:00 p.m. Pacific Time on June 4, 2025. If you are a stockholder of record as of the Record Date, upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability.
If you are a beneficial owner of shares through a brokerage firm, bank, broker-dealer or other nominee holder (i.e., you hold shares in “street name”) as of the Record Date, you may gain access to the meeting by following the instructions in the voting instruction card provided by your brokerage firm, bank, broker-dealer or other nominee holder. You will need to enter your uniquely assigned control number at www.proxydocs.com/ALHC as part of the registration process. You may not vote your shares via the Internet at the Annual Meeting unless you receive a valid legal proxy from your brokerage firm, bank, broker-dealer or other nominee holder. If you were not a stockholder as of the Record Date, you may still listen to the Annual Meeting, but will not be able to ask questions or vote at the meeting.
The audio broadcast of the Annual Meeting will be archived on the investor relations section of our website, https://ir.alignmenthealth.com/, for at least one year.
How can I ask questions at the Annual Meeting?
We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as stockholders would have at an in-person meeting. The virtual Annual Meeting format allows stockholders to ask questions of our management and Board of Directors, as appropriate. If you have questions, you may type them into the dialog box provided at any point during the meeting (until the floor is closed to questions).
We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or company business or are inappropriate. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions that are appropriate and pertinent to the Annual Meeting will be answered in the live question and answer session during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on the investor relations section of our website, https://ir.alignmenthealth.com/, as soon as practicable after the Annual Meeting.

Additional information regarding the ability of stockholders to ask questions during the Annual Meeting and information regarding how to obtain the related rules of conduct and other materials for the Annual Meeting will be provided by email after you have completed registration to attend the Annual Meeting. The rules of conduct will also be available on the Annual Meeting platform during the Annual Meeting.
How can I access technical support for the Annual Meeting?
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page for assistance. Technical support will be available beginning approximately 15 minutes prior to the start of the Annual Meeting through its conclusion. The virtual Annual Meeting platform is fully supported across browsers (Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. You should ensure that you have a strong internet connection if you intend to attend and/or participate in the Annual Meeting.
Why is the Annual Meeting virtual only?
In order to make the Annual Meeting accessible to a large number of our stockholders, the Annual Meeting will be conducted virtually via audio-only webcast. We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instruction email.
How do I cast my vote?
Beneficial Stockholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder.
Registered Stockholders. If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote even if you have already voted by proxy.
•TO VOTE DURING THE ANNUAL MEETING: To vote during the live webcast of the Annual Meeting, you must first register at www.proxydocs.com/ALHC. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting and, if you are a stockholder, to submit questions during the meeting. Please be sure to follow the instructions found on your proxy card and/or voting authorization form and subsequent instructions that will be delivered to you via email. Stockholders will be able to attend the Annual Meeting platform beginning at 8:00 a.m. Pacific Time on June 5, 2025 pursuant to the unique access instructions they receive following their registration at www.proxydocs.com/ALHC.
•TO VOTE BY PHONE: To vote by telephone, dial toll-free 866-314-3346 using any touch-tone telephone and follow the recorded instructions.
•TO VOTE BY INTERNET: To vote through the Internet, you may complete an electronic proxy card at www.proxypush.com/ALHC.

The Board has appointed John Kao and Thomas Freeman to serve as proxy holders to vote your shares according to the instructions you submit. If you properly submit a proxy but do not indicate how you want your shares to be voted on one or more items, your shares will be voted on such items in accordance with the recommendations of our Board as set forth above under “What will I be voting on?” With respect to any other matter properly presented at the Annual Meeting, your proxy, if properly submitted, gives authority to the proxy holders to vote your shares on such matter in accordance with their best judgment.
Can I access the proxy materials electronically?
Yes. Your notice, proxy card or voting instruction card will contain instructions on how to:
1.view our proxy materials for the Annual Meeting on the Internet; and
2.instruct us to send our future proxy materials to you electronically by e-mail.
Our proxy materials are also available at www.proxydocs.com/ALHC and our proxy materials will be available starting on April 25, 2025.
Instead of receiving future copies of our proxy statements and annual reports by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it.
How may I change or revoke my proxy?
Beneficial Stockholders. Beneficial stockholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.
Registered Stockholders. Registered stockholders may change a properly executed proxy at any time before its exercise by:
1.delivering written notice of revocation to the Chief Legal & Administrative Officer at our principal executive offices at 1100 W. Town & Country Rd., Suite 1600, Orange, CA 92868;
2.submitting another proxy that is dated later than the original proxy (including a proxy via telephone or Internet); or
3.voting via the Internet at the Annual Meeting.

What is the voting requirement to approve each of the proposals, and how are the votes counted?

Proposal	Vote Required for Approval(1)	Effect of Withhold Votes / Abstentions(2)	Effect of Broker Non-Votes(2)
(1) Election of Directors	Plurality of the votes cast at the Annual Meeting(3)	No effect	No effect
(2) Ratification of Appointment of Independent Registered Public Accounting Firm	Affirmative vote of a majority of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter	Vote “Against”(4)	Not applicable (brokers may vote uninstructed shares)
(3) Approval, on an Advisory Basis, of Executive Compensation	Affirmative vote of a majority of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter	Vote “Against”(4)	No effect
(1)Proxy cards that are signed and returned but include unmarked votes will be voted in accordance with our Board’s recommendations.
(2)If you are a beneficial owner whose shares are held of record by a broker or other New York Stock Exchange (“NYSE”) member organization, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” A broker non-vote will not affect the outcome of the vote for Proposal 1 or Proposal 3, because they are not considered to be shares entitled to vote on these “non-routine” matters. Proposal 2 is a “routine” matter, and so brokers are permitted discretionary authority to vote.
(3)A plurality of the votes cast by the shares of common stock present or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast.
(4)Abstentions will be counted as present and entitled to vote on the proposals and will therefore have the effect of a negative vote. If you hold your shares through a bank, broker or other holder of record and you do not instruct them on how to vote on this proposal, they will not have the authority to vote your shares.
What is a “broker non-vote”?
A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other items and submits votes for those matters. As discussed above, if you hold shares through a broker or other nominee and do not provide voting instructions to your broker, your shares may not be voted with respect to certain proposals, including the proposals listed above that are not considered “routine” and therefore discretionary voting by the broker or other NYSE member is not permitted. Among the matters submitted to the vote of stockholders at the Annual Meeting, only Proposal 2 is considered a “routine” matter.
What constitutes a “quorum”?
A “quorum” is the presence at the Annual Meeting, virtually or by proxy, of a majority of the outstanding shares entitled to vote at the Annual Meeting. Shares may be voted at the Annual Meeting by a signed proxy card, by telephone instruction, or electronically on the Internet. There must be a quorum for the Annual Meeting to be held. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists.

When will the results of the vote be announced?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.
What is the deadline for submitting a stockholder proposal or director nomination for the 2026 Annual Meeting?
Stockholder proposals pursuant to SEC Rule 14a-8 for inclusion in the proxy statement and form of proxy for Alignment’s Annual Meeting of Stockholders to be held in 2026 must be received by us at our principal executive offices at 1100 W. Town & Country Rd., Suite 1600, Orange, CA 92868 no later than the close of business on December 26, 2025. Stockholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2026 (but not include it in our proxy materials) must provide written notice of such nomination or proposal to the Chief Legal & Administrative Officer at our principal executive offices no later than March 7, 2026 and not earlier than February 5, 2026, assuming we do not change the date of the 2026 annual meeting of stockholders by more than 30 days before or after the anniversary of the 2025 Annual Meeting. If we do, written notice of the proposal or nomination must be delivered by the later of (x) the tenth day following the day that public announcement of the date of the 2026 annual meeting is first made, or (y) the date which is ninety (90) days prior to the date of the 2026 annual meeting. Any stockholder proposal or director nomination must comply with the other provisions of our Amended and Restated Bylaws and be submitted in writing to the Chief Legal & Administrative Officer at our principal executive offices in the form provided for in our Amended and Restated Bylaws.
Additionally, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 6, 2026. If the date of the 2026 annual meeting changes by more than 30 calendar days before or after the anniversary of the 2025 Annual Meeting, such notice must instead be provided by the later of 60 calendar days prior to the date of the 2026 annual meeting or the 10th calendar day following public announcement by the Company of the date of the 2026 annual meeting.

PROXY SUMMARY
This summary highlights certain information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider, and you should carefully read the entire proxy statement and our 2024 Annual Report to Stockholders before voting.
About Us
Alignment Healthcare is a next generation, consumer-centric platform designed to improve the health care experience for seniors. We deliver this experience through our Medicare Advantage plans, which are customized to meet the needs of a diverse array of seniors. Our innovative model of consumer-centric health care is purpose-built to provide seniors with care as it should be: high quality, low cost and accompanied by a vastly improved consumer experience. We combine a proprietary technology platform and a high-touch clinical model that enhances our members’ lifestyles and health outcomes while simultaneously controlling costs, which allows us to reinvest savings back into our platform and products to directly benefit the senior consumer. Our model is based on a flywheel concept, referred to as our “virtuous cycle,” which reflects our unique ability to manage health care expenditures while maintaining quality and member satisfaction.

This is How We Win: The Virtuous Cycle – Doing Well by Doing Good

High Quality and Low Cost Create Durable Competitive Advantages

- **Concierge-level member support** provide members with a premium Medicare Advantage experience
- **Insourced call center** and disciplined supplemental benefit vendor management provide consistently high quality

- **Alignment Virtual Application (AVA):** Purpose-built technology platform
- **Real time member data** to support health plan operations
- **Actionable insights** enables timely medical intervention by our Care Anywhere clinical teams

1
ACTIONABLE DATA
2
HIGH QUALITY, LOW COST
3
COMPETITIVE BENEFITS
4
SUSTAINABLE GROWTH
5
SERVICE DELIVERY & RETENTION

- **Disciplined bids** balance growth and margin objectives
- **Competitive moat** established through superior care management and CMS star ratings advantages vs competitors

- **Care Anywhere (CAW):** Employed clinical teams who act on AVA medical insights
- **Engage with our highest-risk seniors** to improve member health
- **Agile** teams deployed at the home and virtually

- **Richer benefits and differentiated products**
- **Funded through reinvestment of savings** derived from medical cost management
- **Curated Products** tailored to fit senior lifestyles

Our ability to deliver lower health care costs while improving the consumer’s experience is a unique competitive advantage. In 2024, we achieved an overall Net Promoter Score (“NPS”) of 61, which includes an NPS of greater than 78 for our Care Anywhere program, and we had 98% of our members enrolled in a plan with a CMS star rating of 4 stars or above. From a clinical standpoint, we achieved a hospitalization rate of approximately 149 hospitalizations per every 1,000 at-risk members, which is approximately 41% lower than the 2019 Medicare FFS performance in our markets. These outcomes are achieved through our high-touch clinical model, which proactively manages chronic conditions and assists with post-discharge care navigation. Additionally, in 2024, the Company enhanced post-hospitalization care by embedding Alignment-employed Regional Medical Officers in skilled nursing facilities, ensuring high-risk members receive hands-on, real-time support to reduce readmissions and improve recovery outcomes. This differentiation has led to our demonstrated ability to rapidly scale, as evidenced by the expansion of our model to 53 markets across five states covering approximately 209,900 health plan members as of January 1, 2025 and more than 80% of gross sales sourced through plan switchers from a competing MA plan. We believe we have proven that our model is highly predictable and repeatable across different markets and will enable strong growth on a national level as we pursue our vision of becoming the most trusted senior health care brand in the country.

Alignment Delivers Industry-Leading Results

Quality

78 Care Anywhere NPS
61 Overall NPS
4.9 Google Rating[1]

98% of Members in 4+ Star Rated Plans[2]

1.9% Auth. Denial Rate[3]: Providing Care & Preventing Fraud, Waste, Abuse

Retention

47% Lower Voluntary Turnover vs Industry Avg.[4]

Sales

30% 5-Year Membership CAGR[5]

>80% of Gross Sales Through Plan Switchers

Clinical Consistency & Replicability[6]

149 Inpatient Admissions / K
41% better than MFFS

150-165 Admission / K over past 7 years

CA Admissions / K: 150
Ex-CA Admissions / K: 144

Notes:
1. Google Rating based on Alignment Health Corporate HQ rating; composite of more than 7,000 ratings as of Dec. 2024
2. Plan membership as of Dec. 2024
3. Based on full-year 2023 authorization data. Includes full and partial authorization denials
4. Voluntary disenrollment based on CY23 CMS Stars reporting for H3815 and national avg.
5. Growth CAGR based on the midpoint of 2024 year-end membership guidance provided as of October 29, 2024
6. Medicare FFS data represents 2019 Medicare FFS; ALHC data represents FY 2024 At-Risk member utilization metrics

Our platform was developed to align with the six core principles that we believe will be required to successfully deliver health care in the 21st century and that we believe represent our key competitive strengths. Our platform enables us to:
•leverage data, technology and analytics to power all aspects of our model;
•engage consumers directly and develop products to meet their needs;
•proactively manage and coordinate care for our most vulnerable members;
•empower providers and employ flexible care delivery models;
•design and deploy innovative value-based payment models; and
•cultivate a culture of innovation.
Voting Matters and Board Recommendations

	Voting Matter	Vote Standard	Board Vote Recommendation	See Page
Proposal 1	Election of Directors	Plurality of votes cast	FOR EACH NOMINEE	13
Proposal 2	Ratification of Independent Registered Public Accounting Firm	Majority of voting power present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter	FOR	79
Proposal 3	Non-Binding, Advisory Vote on Executive Compensation	Majority of voting power present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter	FOR	82

Our Director Nominees
You are being asked to vote on the election of the three Class I Directors listed below. For additional information about each nominee’s background and experience, please see “Proposal 1 – Election of Directors—Director Nominees to Serve for a Three-Year Term Expiring at the 2028 Annual Meeting” beginning on page 13.

Name	Age	Director Since	Independent	Selected Skills & Qualifications	Committees
Margaret McCarthy, Lead Independent Director	71	2020	Yes	•Executive Leadership •Health Care Industry Experience •Audit Committee Experience •Technology/Business Processes	Audit Compensation
Mark McClellan	61	2014	Yes	•Health Care Industry Expertise •Clinical Practice •Regulatory / Public Policy Experience	Nominating, Corporate Governance and Compliance ("NCGCC")
Robbert Vorhoff	46	2014	Yes	•Health Care Industry Expertise •Capital Markets Expertise	Compensation
Board Diversity
The Board believes that a diverse board is better able to effectively oversee the Company’s management and strategy and better positions us to deliver long-term value for our stockholders. Our Board recognizes that gender, racial or ethnic diversity, tenure and experience add to the overall mix of perspectives of our Board as a whole. The following charts present the diversity profile of the directors currently serving on our Board:

Stockholder Engagement Highlights
In 2024-25, we continued our robust stockholder engagement program. We proactively engage with stockholders and other stakeholders throughout the year to learn more about their perspectives on significant issues, including company performance and strategy, executive compensation and governance matters. We take feedback and insights from our engagement with stockholders and other stakeholders into consideration as we review and evolve our practices and disclosures, and share this feedback with our Board, as appropriate. For more information, see “Corporate Governance—Stockholder Engagement” on page 33.

Corporate Governance Highlights
We are committed to governance practices that promote the long-term interests of our stockholders, strengthen Board and management accountability and continue to build trust in our Company. The Board regularly reviews our governance profile to ensure that it reflects the evolving governance landscape applicable to our Company and appropriately supports and serves the best interests of the Company and our stockholders. For more information, see “Corporate Governance” beginning on page 22.

Board Structure & Composition
•7 of 9 Directors, and all Board Committee members, are independent
•Board composed of a mix of long-tenured and new directors
•Directors reflect a variety of experiences and skills that give the Board the collective capability necessary to oversee the Company’s activities

•Lead Independent Director empowered with agenda-setting authority and active involvement in oversight of Board functions, elected annually by the independent directors
•Active and empowered committee chairs, all of whom are independent

•Annual assessment and determination of optimal Board leadership structure
•Commitment to Board diversity of perspective, gender, and race or ethnicity
•Directors attended about 93% of Board and Committee meetings combined in 2024

Good Governance Practices
•Ongoing Board assessment and refreshment led by the NCGCC
•Annual Board and Committee self-assessments
•Insider trading policy, including prohibitions on pledging and short-sales
•Incentive-based compensation clawback policy
•Regular executive sessions of the independent directors at meetings of the Board, without management present •Officer and director stock ownership requirements •Code of Conduct overseen by Board	•Robust stockholder engagement program, with the participation of our Chairman, to share our perspectives and solicit feedback
Board Operations and Oversight
•Active board oversight of strategic planning
•Robust oversight framework to assess and manage risks
•Committee charters provide clear allocation of committee and full Board oversight roles
•Regular talent and succession planning discussions

•Audit Committee oversight of financial risks, cybersecurity
•NCGCC oversight of nominating process and criteria, legal and regulatory compliance
•Compensation Committee oversight of compensation program, annual CEO evaluation

•Direct access by the Board to members of management, including Chief Compliance Officer
•Regular briefings on corporate governance practices and emerging corporate governance issues
•Monthly “teach-ins” addressing key strategic areas

Executive Compensation Highlights
Our executive compensation philosophy is to forge critical connections between performance, long-term value creation, employee engagement and retention, compensation governance and our cultural values. The Compensation Committee reviews and approves the elements of our compensation program at least annually, with input from an independent compensation consultant. In 2024, we moved our performance share units from a one-year vesting period to a three-year vesting period, with performance measured in the third year, which was aimed at trying executive compensation to the achievement of long-term financial performance. The program is described in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 40. We believe the following practices and policies within our program promote sound compensation governance and are in the best interests of our stockholders and executives:

What We Do
Emphasize variable pay over fixed pay, with a significant portion focused on long-term value creation	Use an independent compensation consultant
Conduct an annual advisory vote on the compensation of our NEOs	Maintain a Clawback Policy applicable to cash incentive compensation and equity awards in the event of a financial restatement, consistent with SEC and Nasdaq requirements
Annually review and approve peer group for comparative compensation analysis	Conduct annual risk assessment of all compensation plans and programs
Maintain anti-hedging and anti-pledging policies	Maintain stock ownership guidelines for our executive officers and Board of Directors

What We Don't Do
No guaranteed or uncapped incentive payouts in our annual bonus plan	No option or stock appreciation rights granted below fair market value
No significant perquisites	No repricing or exchange of underwater options without stockholder approval
No tax gross-ups, other than for certain relocation expenses	No dividend equivalents on unearned restricted stock units or performance share units

The following table illustrates the elements of pay we currently employ, the manner in which we position these elements relative to the market and the objectives achieved by each element:

Element	Primary Objective	Determination Factors
Base Salary	•Attract and retain high-performing and experienced individuals •Provide steady source of income so executives can focus on the needs of the business	•Value of role in competitive marketplace •Value of role to the Company •Skills, experience and performance of individual compared to the market as well as others in the Company
Annual Cash Incentives	•Motivate executives to achieve challenging short-term performance goals •Align with annual financial objectives
•Target awards based on competitive marketplace, level of position, skills and performance of executive
•75% of actual awards based on achievement against the following annual corporate metrics:
oHealth plan membership
oAdjusted gross profit
oAdjusted EBITDA
•25% of actual awards based on achievement of individual and/or departmental goals (other than the CEO)
•For 2024, awards were subject to a modifier (-25% to +35%) based on the Company’s CMS Star Ratings, with potential payouts ranging from 0% to 200% of target bonus

Long-Term Equity Incentives
•Align executives’ interests with those of our stockholders
•Align with long-term business strategy
•Retain executive talent through multi-year vesting schedules
•Motivate sustainable performance that creates long-term value for stockholders
•Foster our purpose and values to build teams that think and act like owners

•Awards based on competitive marketplace, current value of unvested equity holdings, level of position, skills and performance of the executive
•For 2024, awards were issued 50% in the form of RSUs that vest over four years and 50% in the form of PSUs that have a three-year vesting period and are earned, if at all, based on achievement of the following metrics during fiscal year 2026:
oRevenue
oAdjusted EBITDA

For more information regarding our executive compensation program, please see “Compensation Discussion and Analysis—2024 Executive Compensation Program in Detail” beginning on page 47. For information regarding the 2024 compensation paid to our Named Executive Officers, please see “Executive and Director Compensation” beginning on page 55.

PROPOSAL 1 – ELECTION OF DIRECTORS
Our Board recommends that the nominees below be elected as Class I members of the Board at the Annual Meeting for a term expiring at the 2028 Meeting of Stockholders:

Name	Age	Director Since	Independent	Committees	Other Public Company Boards
Margaret McCarthy, Lead Independent Director	71	2020	Yes	Audit Compensation	•American Electric Power Co. Inc. •First American Financial Corp. •Marriott International
Mark McClellan	61	2014	Yes	NCGCC	•Cigna Corporation •Johnson & Johnson
Robbert Vorhoff	46	2014	Yes	Compensation	—
Each nominee was recommended for re-election by the NCGCC for consideration by the Board and our stockholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat, subject to the Stockholders Agreement (as defined below).
Director Nominees to Serve for a Three-Year Term Expiring at the 2028 Annual Meeting

Margaret McCarthy	Ms. McCarthy has served as a member of our Board since December 2020 and as our Lead Independent Director in October 2022. Ms. McCarthy retired in June 2019 as executive vice president of CVS Health following the completion of CVS Health’s acquisition of Aetna in 2018. She served as Executive Vice President of Operations and Technology for Aetna from 2010 until 2018, where she was responsible for innovation, technology, data security, procurement, real estate and service operations. Prior to joining Aetna in 2003, she served in information technology-related roles at Cigna and Catholic Health Initiatives, among others. Ms. McCarthy also worked in technology consulting at Accenture and was a consulting partner at Ernst & Young. She has served as a director of Marriott International since March 2019, of First American Financial since June 2015, and of American Electric Power Co. Inc. since April 2019. She was director at Brighthouse Financial from November 2018 until June 2021. She also served on various advisory boards, councils and private-company boards. Ms. McCarthy holds a bachelor’s degree from Providence College and a master’s degree in public health, hospital administration from Yale University. Given her extensive experience managing large groups of employees, complex processes and enterprise-critical technology, Ms. McCarthy brings to the board valuable insights into areas of critical import to our operations.

Dr. Mark McClellan, M.D.	Dr. McClellan has served as a member of our Board since 2014. Dr. McClellan became the inaugural Director of the Duke-Robert J. Margolis, MD, Center for Health Policy and the Margolis Professor of Business, Medicine and Policy at Duke University in January 2016. He is also a faculty member at Dell Medical School at The University of Texas in Austin. Previously, he served from 2007 to 2015 as a Senior Fellow in Economic Studies and as Director of the Initiatives on Value and Innovation in Health Care at the Brookings Institution. Dr. McClellan served as Administrator of the Centers for Medicare & Medicaid Services (“CMS”) for the U.S. Department of Health and Human Services from 2004 to 2006 and as Commissioner of the U.S. Food and Drug Administration from 2002 to 2004. He served as a Member of the President’s Council of Economic Advisers and as Senior Director for Healthcare Policy at the White House from 2001 to 2002 and, during the Clinton administration, held the position of Deputy Assistant Secretary for Economic Policy for the Department of the Treasury. Dr. McClellan previously served as an Associate Professor of Economics and Medicine with tenure at Stanford University, where he also directed the Program on Health Outcomes Research. Dr. McClellan was the founding chair and currently serves as an advisor to the Reagan-Udall Foundation. He is also a member of the National Academy of Medicine, chairs the Academy’s Leadership Consortium: Collaboration for a Value and Science-Driven Learning Health System, and co-chairs the Guiding Committee of the Health Care Payment Learning and Action Network. He sits on the boards of directors of various nonprofit organizations including ResearchAmerica!, National Alliance for Hispanic Health, Institute for Accountable Care, PrognomIQ and United States of Care, as well as two public companies, Cigna Corporation and Johnson & Johnson. Dr. McClellan received his Bachelor of Arts degree from the University of Texas, his Masters of Public Administration and Medical Doctorate from Harvard University and his Doctor of Philosophy in Economics from Massachusetts Institute of Technology. Dr. McClellan is a valuable member of our Board because of his extensive experience in public health policy, his academic experience and background as both a regulator and government advisor.

Robbert Vorhoff	Mr. Vorhoff has been a member of our Board since 2014. Mr. Vorhoff is a Managing Director, Investment Committee member and the Global Head of Global Healthcare at General Atlantic, an investment management firm, in New York City. Before joining General Atlantic in 2003, Mr. Vorhoff worked at Greenhill & Co., an investment bank, first in the mergers & acquisitions and restructuring advisory group, then in the private equity group, Greenhill Capital Partners. Mr. Vorhoff is currently a board member of several private health care companies, including Equality Health, Included Health, Marathon Health, NationsBenefits, Suvida Helathcare, Eventus Whole Health, and Author Health, as well as several other private companies and nonprofit organizations. Mr. Vorhoff previously was a member of the boards of Align Networks, Alternate Solutions Health Network, A Place for Mom, eviCore Healthcare, Landmark Health, Oak Street Health, WelbeHealth, OneOncology and MedExpress. Mr. Vorhoff received a B.S. in Commerce with a concentration in Finance from the McIntire School of Commerce at the University of Virginia. Mr. Vorhoff is a valuable member of our Board because of his private equity experience and his experience on other health care companies’ boards.

Vote Required and Recommendation of the Board of Directors

A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the four nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Shares not present at the Annual Meeting and broker non-votes have no effect on the election of directors. Abstentions are not applicable to this vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE DIRECTOR NOMINEES.

Continuing Directors
The following table summarizes key facts regarding the members of our Board whose terms are continuing beyond the Annual Meeting:

Name	Class	Age	Director Since	Term Expires	Independent	Committees	Other Public Company Boards
Jody Bilney	II	63	2022	2026	Yes	Audit	•Cracker Barrel Old Country Store, Inc.
David Hodgson	II	68	2014	2026	Yes	NCGCC (Chair)	•TriNet Group, Inc. •Royalty Pharma plc
Jacqueline Kosecoff	II	75	2017	2026	Yes	Compensation (Chair)	•Houlihan Lokey, Inc. •Steris plc •TriNet Group, Inc.
Yon Jorden	III	70	2022	2027	Yes	Audit (Chair)	•Cohu, Inc.
John Kao	III	63	2014	2027	No	—	—
Joseph Konowiecki	III	71	2014	2027	No	—	—

Jody Bilney	Ms. Bilney has served as a member of our Board since January 2022. Ms. Bilney served as the Chief Consumer Officer of Humana, Inc., a health insurance provider, from April 2013 until her retirement in March 2020. Prior to that, she served in various senior executive marketing roles with Bloomin’ Brands, Inc. from 2006 through March 2013, most recently serving as Executive Vice President and Chief Brand Officer. Prior to joining Bloomin’ Brands, she held senior executive positions with Openwave Systems, Inc., Charles Schwab & Co., Inc., and Verizon Communications, Inc. Ms. Bilney has served as a director of Cracker Barrel Old Country Store, Inc. since 2022. She previously served as a director of Chuy’s Holdings, Inc. from 2021 to 2024 and of Masonite International Corp. from 2014 to 2024. She also serves on various private-company boards in the health care and fitness industries and serves as an advisor to private equity firms. She earned a Bachelor of Science degree in Economics, with a minor in Marketing, from Clemson University. Ms. Bilney is a valuable member of our Board because of her leadership and industry-specific and marketing experience.

David Hodgson	Mr. Hodgson has served as a member of our Board since 2014. Mr. Hodgson is a Managing Director, Vice Chairman, and a member of the Partnership Committee of General Atlantic. He joined General Atlantic in 1982 and has over 40 years of experience identifying and assisting portfolio companies worldwide in all areas of their development. Currently, Mr. Hodgson is Chair of the board of directors of TriNet Group, Inc., a public human resources provider, and is a member of the board of directors of Royalty Pharma plc, a public pharmaceutical company. Mr. Hodgson has an MBA from Stanford Graduate School of Business (1982) and a Bachelor of Arts in Mathematics and Social Sciences from Dartmouth College (1978). Mr. Hodgson is a valuable member of our Board because of his private equity experience and his experience on other health care companies’ boards.

Jacqueline Kosecoff	Dr. Kosecoff has served as a member of our Board since 2017. Since 2012, Dr. Kosecoff has served as a Managing Partner of Moriah Partners and also a Senior Advisor of Warburg Pincus. From 2002 to 2012, Dr. Kosecoff was a senior executive inside UnitedHealth Group-PacifiCare, which she joined as part of the acquisition of PacifiCare Health Systems in 2005, where she served as Executive Vice President. Upon joining UnitedHealth Group, Dr. Kosecoff was appointed Chief Executive Officer of OptumRx. Prior to joining UnitedHealth Group-PacifiCare, Dr. Kosecoff was founder, President and Chief Operating Officer of Protocare. Currently Dr. Kosecoff sits on the board of directors of Steris, plc, TriNet Group, Inc. and Houlihan Lokey, Inc. Additionally, Dr. Kosecoff served on the boards of directors of GoodRx Holdings, Inc. from May 2016 to June 2023; of Sealed Air Corporation from May 2005 to May 2021; and of athenahealth, Inc. from July 2012 to February 2019. Dr. Kosecoff holds a B.A. from the University of California, Los Angeles, an M.S. in Applied Mathematics from Brown University, and a doctorate from the University of California, Los Angeles. Dr. Kosecoff was appointed to serve on our board of directors because of her knowledge of Medicare Advantage and Medicare Part D, extensive experience in managing organizations and her experience serving on public company boards.

Yon Jorden	Ms. Jorden has served as a member of our Board since January 2022. Ms. Jorden has served as a director, audit committee member and nominating and governance committee member of Cohu, Inc., a manufacturer of semiconductor equipment, since May 2021. Additionally, she has served as a director and finance committee member of Methodist Health System, a not-for-profit Texas-based hospital system, since 2008. Prior to her current roles, Ms. Jorden served as a director, audit committee chair and compensation committee member of Capstone Green Energy Corp., a microturbine manufacturer, from April 2017 to February 2025, and as director, audit committee member, compensation committee chair and nominating and governance committee chair for Maxwell Technologies, a manufacturer of energy storage and power delivery solutions, from 2008 to 2017. In addition, she also served as director and audit committee chair of Magnatek, Inc., a manufacturer of digital power control systems, U.S. Oncology, a privately held oncology services company, and BioScrip, a national provider of infusion and home care management solutions. During her business career, she served as chief financial officer of four publicly traded companies, including as Executive Vice President and Chief Financial Officer of AdvancePCS, a pharmacy benefits management company, from 2002 to 2004. Previously she was chief financial officer of Informix Corp. (now Ascential Software Corp.), a provider of information management software, Oxford Health Plans, a provider of managed health care services, and WellPoint, Inc., a managed care company. Earlier in her career, she was a senior auditor with Arthur Andersen & Co., where she became a Certified Public Accountant (inactive) in the State of California. Ms. Jorden is a Board Leadership Fellow of the National Association of Corporate Directors. She received her Bachelor of Science degree in Accounting from the California State University, Los Angeles. Ms. Jorden is a valuable member of our Board because of her extensive experience as a chief financial officer, her financial expertise and her experience as a director of multiple public and private companies.

John Kao	Mr. Kao has served as our Chief Executive Officer and as a member of our Board since 2014. Mr. Kao is our founder, and he was appointed as our Chief Executive Officer and to serve on our board of directors because of his extensive experience in managing organizations in the health care industry. Mr. Kao previously served as president of CareMore Medical Enterprises, Inc. (“CareMore”), which Mr. Kao and his partners acquired in 2006. In August 2011, CareMore was acquired by Wellpoint, Inc. Mr. Kao has also served as executive vice president at The TriZetto Group, and has served as president and CEO of the Ventures Division of PacifiCare Health Systems. While at PacifiCare, Mr. Kao was the chief financial officer at Secure Horizons USA. His earlier work included mergers and acquisitions with FHP International and investment banking with BancAmerica Securities, Inc. Mr. Kao received his Bachelor of Science degree from Santa Clara University and his MBA from the UCLA Anderson Graduate School of Management, where he was honored as a Venture Capital Fellow. Mr. Kao is qualified to serve on our Board because of his executive leadership experience and his extensive experience in the health care industry.

Joseph Konowiecki	Mr. Konowiecki has served as chairman of the Board since 2014. From October 2022 to December 2023, he served in an executive role with the Company, leading strategic network and business development. Since 2009, Mr. Konowiecki has served as managing partner of Moriah Partners, LLC and is the founder and CEO of Advanced Sports Media Group. Mr. Konowiecki previously served as Chairman and CEO of Apollo Enterprise Solutions, Inc. Mr. Konowiecki was previously CEO of Future Solutions with UnitedHealth Group’s Ovations division. Mr. Konowiecki has also held the positions of general counsel and executive vice president corporate affairs at PacifiCare Health Systems, Inc. In addition, he is a founding partner of the law firm Konowiecki & Rank and served as a member of the RAND Healthcare Advisory Board. Mr. Konowiecki received a Bachelor of Arts degree in Political Science from the University of California, Los Angeles and a JD from Hastings College. Mr. Konowiecki was appointed to serve on our board of directors because of his extensive experience in managing organizations as an executive officer and representing organizations in the health care industry.

Nomination Criteria and Director Experience
Identifying Nominees for Directors
The Board has delegated an established screening process for director nominees to the NCGCC, with counsel from our Chairman, our Lead Independent Director, our Chief Executive Officer, and outside consultants as appropriate. The goal of the screening process is to assemble a group of potential board members with deep, varied experience, sound judgment, and commitment to the Company’s success.
The NCGCC regularly assesses the appropriate size of the Board, the areas of expertise required to effectively contribute to the Board process, and whether any vacancies are anticipated. It also annually assesses the director qualification criteria to ensure the Board has appropriate skill composition consistent with the Company’s long-term business, operations goals, growth strategy and risks. This includes (i) qualifications or characteristics that are expected and befitting of all directors and (ii) specific skills, experience or qualifications that should be represented collectively on our Board. As a result of its analysis, the NCGCC may recommend to the Board a need for an additional director, Board refreshment for certain requisite skills and qualifications, and/or the replacement of an existing director for other credible reasons. The self-identification process may also incorporate responses, as appropriate, from the Board’s annual individual self-evaluations. Such evaluations require each director to honestly reflect upon and recount their personal contributions to the Board in the prior year and to provide feedback regarding their performance, the overall Board performance and the performance of certain other key Board positions. See “Corporate Governance—Board Evaluation Practices.”
The NCGCC will consider qualified candidates for director nominees suggested by the Company’s stockholders. Stockholders can suggest qualified candidates for director nominees by writing to the Chief Legal & Administrative Officer of the Company at 1100 W. Town & Country Rd., Suite 1600, Orange, CA 92868. Submissions should include the information about the director candidate and the stockholder making the submission that would otherwise be required by Article II, Section 11(b) of our Bylaws if the stockholder was nominating the individual for election to our Board. Submissions received that include such information, and provided that the recommended candidate meets the criteria described above, are forwarded to the NCGCC for further review and consideration. The committee may also request additional information concerning the director candidate that it deems reasonably required to determine the eligibility and qualification of the director candidate to serve on our Board. Stockholders suggesting director candidates for consideration by our Board in connection with the 2026 annual meeting of stockholders should provide their submission pursuant to the deadlines described above under “Commonly Asked Questions and Answers About the Annual Meeting.” The NCGCC does not intend to evaluate candidates proposed by stockholders any differently from other candidates.

As part of the process of identifying appropriate director candidates, the NCGCC formally reviews each director’s continuation on the Board every three years. As part of its formal review of directors, the NCGCC considers all factors which it deems appropriate, including director performance, any other directorships held by the director, whether the director undertook continuing director education and any other criteria approved by the Board.
Director Skills and Qualifications
The NCGCC has identified qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and business priorities. The NCGCC recognizes that our Board should represent a diverse group of experience, skills and other qualities, and as a collective group should have expertise in certain substantive areas including: corporate governance, finance/capital markets, board of directors experience, health care industry experience, clinical practice, CEO or other C-suite experience with significant business acumen, direct to consumer marketing, diversity, experience with complex organizations, technology/business processes, government relations and/or public policy and regulatory knowledge and other skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company. Certain directors or director nominees may possess expertise in the designated areas, however a director or director nominee need not individually possess the experience, skill or other requisite qualification in all areas. Among other key areas, the NCGCC seeks directors with the following types of experience:
•Leadership experience. We believe that directors who have held significant leadership positions over an extended period provide the Company with unique insights. We believe such people have the ability to identify and develop leadership qualities in others. They demonstrate a practical understanding of organizations, processes, strategy and risk management, and they know how to drive change and growth.
•Technology and business processes experience. As a technology-enabled Medicare Advantage platform, we seek directors with backgrounds in technology because our success depends on developing our platform and introducing it into new markets. We also value expertise in business processes as we continue to build into new markets and scale our operations, as well as expertise in data privacy and cybersecurity matters which represent important elements of our risk management strategy.
•Financial experience. We believe that an understanding of finance and financial reporting processes is important for our directors, as we measure our operating performance by reference to certain financial goals, including non-GAAP measures. Accurate financial reporting and robust auditing are critical to our success. We seek to have a number of directors who qualify as audit committee financial experts and we expect that all of our directors will be financially knowledgeable. As part of this qualification, we also seek directors who have relevant risk management experience.
•Industry experience. We seek to have directors with experience as executives or directors or in other leadership positions in the Medicare Advantage space. We believe that this experience will help us effectively enhance our product offerings and successfully enter new markets.
•Regulatory experience. Because we operate in a heavily regulated industry, we seek directors with significant government regulatory experience.
•Marketing experience. As a consumer-facing business that is seeking to grow organically through new product offerings and in new markets, having directors with significant marketing experience is important to us.

Additionally, director nominees must possess high integrity and ethical standards; standing and reputation in the individual’s field; risk oversight ability with respect to the particular skills of the individual director; understanding of and experience with complex public companies or like organizations; and ability to work collegially and collaboratively with other directors and management. The NCGCC charter requires that candidates are to be selected for, among other things, their independence, diversity of experience, demonstrated leadership and the ability to exercise sound judgment.
Our director nominations are subject to an agreement with our Lead Sponsor (defined below). See “Corporate Governance—Board Composition and Director Independence.”
The NCGCC developed and maintains a skills matrix to assist in considering the appropriate balance of experience, skills and attributes required of a director and to be represented on the Board as a whole. The skills matrix is consistent with the Company's long-term strategic plan and is regularly reviewed and updated by the NCGCC. The NCGCC evaluates Board candidates against the skills matrix on an annual basis to determine whether to recommend candidates for initial election to the Board and whether to recommend currently serving directors for reelection to the Board. The NCGCC has determined that our Board collectively satisfies all of the above criteria, complementing each other’s skills, background and perspectives to create a collection of diverse, knowledgeable and experienced directors.
The following chart represents the skills matrix as currently constituted by the NCGCC:

CORPORATE GOVERNANCE
Board and Corporate Governance Highlights
We are committed to governance practices that promote the long-term interests of our stockholders, strengthen Board and management accountability and continue to build trust in our Company. Our governance framework is described throughout this proxy statement and includes the following highlights:

Board Structure & Composition
•7 of 9 Directors, and all Board Committee members, are independent
•Board composed of a mix of long-tenured and new directors
•Directors reflect a variety of experiences and skills that give the Board the collective capability necessary to oversee the Company’s activities

•Lead Independent Director empowered with agenda-setting authority and active involvement in oversight of Board functions, elected annually by the independent directors
•Active and empowered committee chairs, all of whom are independent

•Annual assessment and determination of optimal Board leadership structure
•Commitment to Board diversity of perspective, gender, and race or ethnicity
•Directors attended about 93% of Board and Committee meetings combined in 2024

Good Governance Practices
•Ongoing Board assessment and refreshment led by the NCGCC
•Annual Board and Committee self-assessments
•Insider trading policy, including prohibitions on pledging and short-sales
•Incentive-based compensation clawback policy
•Regular executive sessions of the independent directors at meetings of the Board, without management present •Officer and director stock ownership requirements •Code of Conduct overseen by Board	•Robust stockholder engagement program, with the participation of our Chairman, to share our perspectives and solicit feedback
Board Operations and Oversight
•Active board oversight of strategic planning
•Robust oversight framework to assess and manage risks
•Committee charters provide clear allocation of committee and full Board oversight roles
•Regular talent and succession planning discussions

•Audit Committee oversight of financial risks, cybersecurity
•NCGCC oversight of nominating process and criteria, legal and regulatory compliance
•Compensation Committee oversight of compensation program, annual CEO evaluation

•Direct access by the Board to members of management, including Chief Compliance Officer
•Regular briefings on corporate governance practices and emerging corporate governance issues
•Monthly “teach-ins” addressing key strategic areas

Board Composition and Director Independence
Our business and affairs are managed under the direction of our Board, which is composed of nine directors. Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our Board. Our certificate of incorporation also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. Subject to any earlier resignation or removal in accordance with the terms of our certificate of incorporation and bylaws, our Class I directors are Ms. McCarthy, Dr. McClellan and Mr. Vorhoff, who are nominees for election at the Annual Meeting to a three-year term ending at our annual meeting of stockholders in 2028, our Class II directors are Ms. Bilney, Mr. Hodgson and Dr. Kosecoff, who will serve until our 2026 annual meeting of stockholders, and our Class III directors are Ms. Jorden, Mr. Kao and Mr. Konowiecki, who will serve until our 2027 annual meeting of stockholders. This classification of our Board could have the effect of increasing the length of time necessary to change the composition of a majority of the Board. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board. In addition, our certificate of incorporation provides that directors may be removed for cause and only upon the affirmative vote of stockholders representing at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the then-outstanding shares of voting stock, at a meeting of our stockholders called for that purpose.
Our Board has also determined that all directors (except Mr. Kao and Mr. Konowiecki, who both serve or previously served as employees of the Company) meet the requirements to be independent directors. In making this determination, our Board considered the relationships that each non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining their independence, including beneficial ownership of our common stock and affiliations with General Atlantic (our "Lead Sponsor").
The Stockholders Agreement by and between us and our Lead Sponsor provides the Lead Sponsor with the right to designate: (i) four of the nominees for election to our Board for so long as its beneficially owns at least 35% of our common stock then outstanding; (ii) three of the nominees for election to our Board for so long as it beneficially owns less than 35% but at least 25% of our common stock then outstanding; (iii) two of the nominees for election to our Board for so long as it beneficially owns less than 25% but at least 15% of our common stock then outstanding; and (iv) one of the nominees for election to our Board for so long as it beneficially owns less than 15% but at least 5% of our common stock then outstanding.
Board Leadership Structure
We structure leadership of our Board in a manner that we believe is best suited to benefit the Company and its performance. We separate our chair of the Board (the “Board Chair”) and Chief Executive Officer to ensure that the Board maintains robust, independent processes with respect to oversight of our business and affairs. The Board Chair has the following duties:

Duties of our Board Chair
•Presides as chair of regular sessions of the Board and manages overall Board process
•Sets Board meeting agendas and approves materials distributed to Board
•Leads response of Board to risks and opportunities and may call special meetings
•Meets directly with other members of the Board as needed •Oversees board engagement and continued education •Partners with the NCGCC in director selection process and enterprise risk management	•Engages regularly with stockholders and presides over annual meeting of stockholders •Partners with the Compensation Committee to structure and implement the annual evaluation of our CEO

From October 2022 to December 2023, our current Board Chair, Mr. Konowiecki, assumed a role as an executive officer leading our strategic network and business development, and accordingly he is not currently considered an independent director under Nasdaq and SEC rules. Given his longstanding role as Board Chair, his expertise in the health care industry and his strong oversight of the Company’s legal, compliance and risk management functions, among others, the Board determined that it would be appropriate and in the best interests of the Company and its stockholders for Mr. Konowiecki to serve concurrently as the Board Chair during the term of his employment. Upon Mr. Konowiecki’s appointment to the executive role, in order to reinforce the independence of our Board in its guidance of the Company’s strategic direction and its oversight role, the Board also appointed Ms. McCarthy to serve as a lead independent director (“Lead Independent Director”). In considering her appointment, the Board determined that Ms. McCarthy’s expertise, independence and integrity qualified her to serve as Lead Independent Director. The Board intends to maintain the Lead Independent Director role, which will be elected solely by the independent members of the Board, so long as the Chairman is not considered an independent director under Nasdaq and SEC rules. The Board determined that the Lead Independent Director would have the following duties and authority:

Duties of our Lead Independent Director
•Provides input on Board meeting agendas and schedules and materials distributed to the Board
•Presides over periodic meetings of the Company’s independent directors
•Consults directly with significant stockholders, upon request

•Serves as a liaison between our Board Chair, CEO and other management, on the one hand, and the independent directors, on the other
•Assumes leadership role in the Board’s annual evaluation of its composition, processes and design
•Participates in and oversee the annual evaluation of our CEO •Consults directly with Company management as appropriate •Such additional duties as our Board may otherwise determine and delegate

Collectively, we believe that our Board Chair and Lead Independent Director are well positioned to objectively evaluate and oversee management’s performance, ensure management accountability, implement and enforce strong corporate governance and align management with the best interests of the Company and its stockholders.

The Board believes the advisability of having separate or combined Board Chair and Chief Executive Officer positions is dependent upon the strengths of the individual or individuals that hold these positions and the most effective means of leveraging these strengths, to lead the Board, set Board agendas, augment the Company’s strategic efforts, support management, and identify and oversee key risks in light of the challenges and circumstances facing the Company, which may change over time. At any time during which the Chief Executive Officer and Board Chair positions are combined, or during which the Board Chair is not independent, the Board would appoint a Lead Independent Director. Our stockholders would be notified promptly upon the occurrence of any changes to our current Board leadership structure. We are continually seeking stockholder input on important matters, including our governance structure, through our stockholder engagement program.
The independent directors have the opportunity to meet in executive session without members of management as often as they deem appropriate, but at a minimum do so at each regularly scheduled quarterly Board meeting. Our Board leadership structure also includes active and empowered committee chairs, who lead oversight of specific risk areas, regularly provide reports and make recommendations to the Board and who consult directly with members of Company management on a variety of matters.

The Board’s Role in Risk Oversight
One of our Board’s key functions is informed oversight of our risk management process. Our Board administers this oversight function directly as well as through the Board’s standing committees. Our officers are responsible for day-to-day management of the material risks that the Company takes. Management and the Board and committees view their respective risk management roles, and the collaboration amongst them in the identification, oversight, evaluation and management of risk, as paramount to the Company’s short-term viability and long-term sustainability.

Board of Directors
The Board as a whole has overall responsibility for risk oversight. It routinely monitors the nature and severity of significant risk exposures, potential mitigation measures and the quality and effectiveness of our enterprise risk management (“ERM”) program. On at least a quarterly basis and more frequently as needed, our Board and committees assess the Company’s risk environment, consult with management and relevant outside advisors, review and analyze key risk areas, including new business, financial, operations and compliance, and analyze regulatory developments affecting such risks. Oversight includes both short-term operational risks and long-term strategic risks.

Nominating, Corporate Governance and Compliance Committee	Audit Committee	Compensation Committee
•Has primary responsibility for oversight of our ERM program, consults with management and other Board committees as needed.
•Oversees governance risks, such as director independence and conflicts of interest.
•Monitors our health care and other legal compliance activities, including regulatory audits and other touchpoints.

•Oversees our major financial risk exposures and management actions to monitor and control these exposures.
•Oversees the performance of our external auditors and internal audit function.
•Monitors risk related to data privacy and cybersecurity.

•Assesses and monitors risks related to our compensation policies and programs, such as retention risk.
•Oversees management incentives and potential for excessive risk taking.
•Responsible for management succession risk and planning.

Management
•Manages day-to-day risk and regularly confers with the Board and committees regarding the risks and risk management processes.
•Systematically monitors risk exposure and mitigation planning through an ERM committee, a broad, interdepartmental group led by the Company’s Chief Compliance & Privacy Officer and Director, Enterprise Risk Management, and including, among others, our CEO, CFO and at least one independent member of the Board.

Both our Board and our Board committees receive periodic and incidental reports as matters may arise directly from our Chief Compliance and Privacy Officer, our Chief Legal & Administrative Officer, and our accounting personnel overseeing our internal audit function. Our Chief Compliance and Privacy Officer reports to our President, and our Chief Legal & Administrative Officer reports to our Chief Executive Officer. Such reports include information regarding potential violations of our Code of Conduct, our ethics hotline activity and other complaints we may receive regarding potential ethics violations or our financial controls, accounting and other auditing matters.

Our approach to risk oversight takes into account the immediacy of the risk assessed and its potential severity. Management and our committee chairs are responsible for promptly reporting findings regarding material risk exposures to the Board. Our Board, with leadership from the NCGCC, assesses, at least annually, our committee structure and the appropriateness of delegation of particular areas of risk oversight to such committees.
The Company’s risk oversight process is also integrated into the Company’s disclosure controls and procedures, including risk disclosures contained within our Annual Report on Form 10-K. The Company utilizes a cross-functional enterprise team to review and draft the Company’s disclosures, including a Disclosure Committee that provides reports to executive management and the Board.
Management and the Board and Board Committees engage outside advisors where appropriate to assist in the identification, oversight, evaluation and management of the risks facing the Company. These outside advisors include the Company’s independent registered public accounting firm, external legal counsel and insurance providers, and the independent compensation consultant retained by the Compensation Committee.

Board Committees
The composition, duties and responsibilities of our committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation Committee	Nominating, Corporate Governance & Compliance Committee
Jody Bilney	M
David Hodgson			C
Yon Jorden	C#
John Kao
Joseph Konowiecki
Jacqueline Kosecoff		C	M
Margaret McCarthy	M	M
Mark McClellan			M
Robbert Vorhoff		M
M = Committee Member     C = Committee Chair     # = Financial Expert
Audit Committee
Our Audit Committee is composed of Ms. Bilney, Ms. Jorden and Ms. McCarthy, with Ms. Jorden serving as chair of the committee. We comply with the audit committee requirements of the SEC and Nasdaq, which require that the Audit Committee be composed entirely of independent directors. Our Board has determined that each of the current members of the Audit Committee meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. In addition, our Board has determined that Ms. Jorden is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our Board. Furthermore, by virtue of her designation as an “audit committee financial expert,” Ms. Jorden meets the applicable “financial sophistication” requirement of the Nasdaq listing standards.
The written charter for our Audit Committee is available on the investor relations section of our website at https://ir.alignmenthealth.com/. The Audit Committee’s responsibilities include:

•appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;
•pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•discussing the scope and results of the audits with our independent registered public accounting firm and reviewing, with management and that accounting firm, our interim and year-end operating results;
•reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
•reviewing the adequacy of our internal control over financial reporting;
•establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•overseeing all matters related to the Company’s program, policies, and procedures related to information technology systems, data protection and cyber security;
•reviewing the adequacy and effectiveness of our disclosure controls and procedures;
•preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement; and
•reviewing all related party transactions for potential conflict of interest situations and approving all such transactions.
The Audit Committee has the sole authority, at its discretion, to engage independent counsel and other advisors as the committee deems necessary to carry out its duties.
Compensation Committee
Our Compensation Committee is composed of Dr. Kosecoff, Ms. McCarthy and Mr. Vorhoff, with Dr. Kosecoff serving as chair of the committee. All members of our Compensation Committee are independent as defined by Section 10(c) of the Exchange Act, Rule 10C under the Exchange Act and the applicable Nasdaq rules.
The written charter for our Compensation Committee is available on the investor relations section of our corporate website at https://ir.alignmenthealth.com/. The Compensation Committee’s responsibilities include:
•annually reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers;
•evaluating the performance of our executive officers in light of such corporate goals and objectives and determining and approving the compensation of our executive officers;
•conducting the independence assessment outlined in applicable rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•overseeing and administering our compensation and similar plans;
•reviewing and making recommendations to our Board with respect to director compensation; and
•reviewing and discussing with management the compensation discussion and analysis and other compensation-related disclosure to be included in our annual proxy statement or Annual Report on Form 10-K.
The Compensation Committee has the sole authority, at its discretion, to retain and terminate compensation consultants to assist in the evaluation of director or executive officer compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The Compensation Committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.
Nominating, Corporate Governance and Compliance Committee
Our NCGCC is composed of Mr. Hodgson, Dr. Kosecoff and Dr. McClellan, with Mr. Hodgson serving as chair of the committee. All members of our NCGCC are independent as defined by applicable Nasdaq rules.
The written charter for our NCGCC is available at the investor relations section of our corporate website at https://ir.alignmenthealth.com/. The NCGCC’s responsibilities include:
•developing and recommending to our Board criteria for board and committee membership;
•subject to the rights of the Lead Sponsor under the Stockholders Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;
•developing and recommending to our Board best practices and corporate governance principles;
•reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board;
•overseeing the Company’s major risk exposures, including financial, operational, privacy, security, business continuity and legal and regulatory risks and the Company’s risk assessment and risk management policies;
•overseeing the Company’s strategy, initiatives, risks, opportunities and related reporting on material ESG matters;
•overseeing the annual evaluation of the Board and its committees and reporting the results of such evaluation, including any recommendations for proposed changes, to the Board; and
•overseeing compliance with the laws and regulations applicable to the Company’s business, including, without limitation, Centers for Medicare and Medicaid Services rules, fraud and abuse laws, and state health plan licensure requirements.
The NCGCC has the sole authority, at its discretion, to retain and terminate any search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Board Oversight of Corporate Responsibility and Sustainable Business Practices
Following the closing of our initial public offering (“IPO”) in March 2021, we began to more formally align our efforts with our long-standing commitment to operating in a responsible and sustainable manner that considers the interests of all our stakeholders. Our Board has formally designated our NCGCC with the responsibility for Board-level oversight of the Company’s practices related to corporate responsibility, sustainability reporting and stakeholder engagement. In addition, our executive management team established a steering committee to guide the integration of these efforts with our long-term business strategy.
Our Mission and Values
Alignment Healthcare was founded in 2013 with one mission in mind: improving health care one senior at a time. We pursue this mission by relentlessly focusing on our core values:
•put the senior first;
•support the doctor;
•use data and technology to improve care; and
•lead with a serving heart.
We created Alignment based on the frustrating experiences we had when our parents and other loved ones needed health care. We saw firsthand the complexity they faced as seniors attempting to navigate care delivery and insurance without an advocate to create an integrated consumer experience that provides holistic and quality care at an affordable price. Our parents and seniors across the country are systemically and disproportionately impacted by the absence of care coordination, poor information transparency and misaligned incentives that characterize the health care system.
Our team of highly experienced health care leaders created the Alignment model to incorporate the lessons we have learned over decades spent serving senior consumers. We believe that by combining our experienced, mission-driven team with purpose-built technology we have found a way to address the unmet needs of senior consumers and to do well by doing good. Our ultimate goal is to bring this differentiated, advocacy-driven health care experience to millions of senior consumers in the United States and to become the most trusted senior health care brand in the country.
Our Impact Focus: Serving People, Serving Consciously and Serving Responsibly
Our company name, Alignment Healthcare, reflects one of our founding principles: to align all stakeholders in the health care ecosystem around doing what is best for the senior. Our belief in the importance of alignment goes beyond our business model—we believe it’s the right thing to do. In order to achieve our mission and sustain business excellence, we approach each aspect of our business and operations with integrity, corporate responsibility, and ethics in mind to protect and enhance the interests of each of our stakeholders—every one of our seniors and their families, our regulatory constituents including CMS, our team of passionate employees and clinicians, our external provider and delivery system partners and our stockholders.
We believe that proactively managing our impacts supports our mission and reflects our commitment to best serve the long-term interests of our stakeholders. It also promotes long-term value creation for our stockholders and other stakeholders. The three pillars to our approach are:
•Serving People – We are committed to serving our members, health care providers, employees, caregivers and broader communities. Our employees are our most valuable asset, and we are dedicated to creating an organization where they feel a sense of engagement and belonging. See “—Human Resources” below. We work together and put our members first in everything we do, and we strive to support our health care providers with the tools and resources needed to provide the best care.
•Serving Consciously – Our company is focused on understanding and improving our carbon footprint to mitigate our environmental impact as well as expanding telehealth and supporting hybrid and remote work.
•Serving Responsibly – We are committed to maintaining a high level of transparency and accountability across our operations. Our Board of Directors includes a strong and diverse mix of experienced business leaders and is committed to providing effective oversight of the Company’s activities.
Our aim is to continue fortifying each pillar and to operate with transparency in a way that always puts seniors first, and respects all people, communities and the environment.
Serving Seniors with Our Differentiated Model
Medicare Advantage allows one entity to influence the entirety of a senior’s health care experience through a singular, direct-to-consumer product. Our value of acting with a serving heart supports our efforts to drive the convergence between traditional Medicare Advantage benefits with social determinants of health and consumerism, ultimately for the long-term well-being of our seniors.
We contract with CMS under the Medicare Advantage program to provide health insurance coverage to Medicare-eligible people in exchange for a payment per member per month ("PMPM"). The economic construct of the Medicare Advantage program is designed to reward plans that achieve the triple aim of high-quality care, low costs and a better experience. Under these value-based contracts, we assume the economic risk of funding our members’ health care, supplemental benefits and related administration costs. By transferring the economic risk to managed care companies like Alignment, CMS has enabled us to focus on proactive, cross-disciplinary care targeted at improving health outcomes and lowering unnecessary health care expenditures. Due to the competitive nature of CMS’s bidding system, only those plans that are able to provide low cost and high-quality outcomes will be able to offer enhanced benefit options, which is critical to achieving sustainable membership and growth on a long-term basis. This value-based business model capitalizes on health outcomes, not fees, and is designed to serve all members while emphasizing preventative care and benefits.
We achieve our differentiated outcomes through the utilization of AVA®, our proprietary technology platform. AVA leverages a vast amount of data to curate insights which we use to allocate health resources to our members, driving the creation of an end-to-end, low-cost, high-quality care model. Our focus on driving clinical care through our employed clinical teams to high-risk members, while supporting and enabling preventive care through our network of providers for the remaining population, allows our value-based care model to optimize the utilization of resources and strengthen sustainability of our product offering. Our improved health outcomes allow us to provide individualized, supplemental benefits and products that meet the needs of our seniors, including critical-health support, transportation services, financial support for groceries and non-prescription products, and demographic-based and culturally relevant resources.
The health outcomes of our members, due to our differentiated model, has resulted in approximately 93% of our members reporting their overall satisfaction with Alignment’s case management services, in addition to exceptional quality outcomes, including 41% lower inpatient admissions per thousand than traditional Medicare.*
* 2024 At-Risk member inpatient utilization relative to 2019 Medicare FFS inpatient utilization representative of Alignment’s population mix by county (based on membership as of 2023).

Human Resources
We are focused on building a company that is transforming health care by putting seniors first, and our employees are critical to our success. Our human capital strategy focuses on meeting business objectives by attracting, developing, engaging, and retaining a high-performing, diverse workforce. As of December 31, 2024, we had 1,679 full-time employees in addition to seasonal employees who assist with the Medicare annual enrollment period.
Each year, we conduct an employee survey to further enhance employee engagement and productivity. We also implement rigorous employee training protocols to help ensure our teams operate with rigor, ethics and compliance in mind.

We recognize that an inclusive workplace is crucial as we scale and build our high-performing team. All aspects of our inclusive culture continue to be embedded in each aspect of our processes, programs, and structures that drive our talent lifecycle: attraction, recruitment, onboarding, development, and retention efforts. Our efforts to recruit for excellence are reflected in the composition of our current employee workforce and Board of Directors, which are comprised of a diverse group of highly qualified individuals that represent top talent in the industry. As of December 31, 2024:

•74% of our employees were female
•64% of our employees were ethnically diverse
•20% of our executive team was ethnically diverse
•10% of our executive team was female
•22% of our Board of Directors was ethnically diverse
•44% of our Board of Directors was female
The future success of our company will depend, in part, on our continued ability to attract, develop and retain the best talent as we grow and scale the organization. Our talent acquisition and management strategies are designed to ensure that we create and develop a pipeline of outstanding physicians, clinical employees, and business leaders. A key component of our corporate sustainability and success is learning and development. We are intentional in our efforts to provide all employees opportunities to grow. Our training and development programs for employees focus on enhancing and developing talent within the Company. All of our employees can access the training of their choice on-demand through our learning and development platform. We are currently designing additional training programs and resources for both new hires and longer-tenured employees that will educate them on critical functional areas within the organization.
Our compensation and incentive plans are designed to attract, retain and reward employees by granting cash-based performance and stock-based awards. By motivating individuals to achieve business objectives and perform to the best of their abilities, they support the success of the Company and the increase of stockholder value. We also provide comprehensive medical benefits, a positive work/life balance, generous paid time off, and health and wellness programs. We regularly evaluate each aspect of compensation and benefits to ensure they align with the market and our peers.

Our current workforce model embraces working in a hybrid-remote fashion. Our workforce strategy enhances our ability to attract the best talent nationally, allowing us to serve our members where they live and continue to provide our employees with a healthy work-life balance.

Our Board of Directors believes that human capital management is an essential component of our continued growth and success. Management regularly reports to our Board for input on important decisions related to human capital, including corporate culture, safety, compliance, talent management, organizational development, compensation, and benefits.

Protecting Data Privacy
As we are a company that leverages data, technology and analytics to improve health care, we invest in long-term solutions to address current and foreseeable risks and threats to data security and privacy, while also enabling technological development that enhances the member experience. We recognize the critical importance of developing, implementing, and maintaining robust cybersecurity measures to safeguard our information systems and protect the confidentiality, integrity, and availability of our data.

We have designed and deployed a comprehensive cybersecurity risk management program that is embedded in our broader risk management framework, all of which is overseen by our Board of Directors. Our program is designed to include ongoing assessment of our critical assets; detection and analysis of potential threats; timely management of identified security risks; and prompt remediation planning and implementation. To successfully operate and monitor our security readiness, we maintain a data security and privacy team with substantial real-world experience to detect and respond to cybersecurity threats. Our multi-layered security is bolstered by technologies and partners and includes annual employee and vendor security awareness trainings, enhanced access control, data loss protection and vulnerability management, among other technical and process security controls. Our proprietary data architecture, AVA, incorporates high security controls around member data. Our information security program considers how attackers are using emerging technologies (such as artificial intelligence) to help inform our defensive tactics. Our team also regularly reviews emerging product technology to improve our capabilities.
Our data security and privacy program is overseen by our Chief Information Security Officer, who is responsible for the prevention, detection, mitigation, and remediation of cybersecurity incidents and reports to our Chief Information Officer and Audit Committee of the Board. Our Chief Information Security Officer has served in that role since December 2022, has over 26 years of diverse leadership experience in the health care information space (including over 20 years as a certified information systems security professional and chief information security officer) and holds advanced degrees in information technology management and computer science. The CISO is continually informed about the latest developments in cybersecurity, including potential threats and innovative risk management techniques. The CISO implements and oversees processes for the regular monitoring of our information systems. This includes the deployment of advanced security measures and regular system audits to identify potential vulnerabilities. In the event of a cybersecurity incident, the CISO is equipped with a well-defined incident response plan. This plan includes immediate actions to mitigate the impact and long-term strategies for remediation and prevention of future incidents.
In 2021, we received the externally validated HITRUST certification, the gold standard compliance framework in the health care industry. Through our data security and privacy program and policies, we adhere to the requirements of the Health Insurance Portability and Accountability Act of 1996 (HIPAA), other federal regulations and best practices within the health care industry. Moreover, our risk analysis methodology is consistent with ISO 27001, the Federal Information Security Management Act and the U.S. Department of Commerce National Institute of Standards and Technology and Center for Internet Security Special Publication 800-66.

Our strict protection and security measures have resulted in zero security incident-related disruptions or downtime to our business continuity. However, there is no guarantee that a future security incident would not materially affect our business strategy, results of operations or financial condition.

Our information security program is under nearly constant third-party review as part of Sarbanes-Oxley compliance and the HITRUST certification process, including independent third-party penetration testing of all information technology assets at least annually and assessment of our vulnerability to ransomware. Multiple industry-standard third-party tools are utilized to detect vulnerabilities. Alignment is a member of the Healthcare Information Sharing and Analysis Center (Health-ISAC) operated by the U.S.

Department of Health and Human Services and the Department of Homeland Security and is affiliated with the FBI InfraGard program, providing deep, actionable intelligence regarding health care security and privacy threats and countermeasures. We continuously monitor the Health-ISAC reporting to anticipate and respond to potential threats.

We rely on third-party vendors to provide supplemental benefits to our members and for a variety of other key business functions. Accordingly, our vendor onboarding process includes a comprehensive security assessment. Moreover, at least quarterly, we assess the risks from cybersecurity threats relating to each of our member-facing and other key third-party service providers with whom we share protected health information, personal identifying information and confidential information. We generally require our suppliers to adopt security-control principles based on industry-recognized standards and we seek audit rights over their security protocols.
Stockholder Engagement
We are committed to effective corporate governance that is designed to promote the long-term interests of our stockholders. We proactively engage with stockholders and other stakeholders throughout the year to learn more about their perspectives on significant issues, including company performance and strategy, executive compensation and governance matters. This engagement helps us better understand stockholder priorities, gives us an opportunity to elaborate upon our initiatives and practices, and fosters constructive dialogue. Our senior management and investor relations teams maintain regular contact with a broad base of investors through quarterly earnings calls, investor conferences and roundtables and individual meetings. We take feedback and insights from our engagement with stockholders and other stakeholders into consideration as we review and evolve our practices and disclosures, and share this feedback with our Board, as appropriate. Our Lead Sponsor, our largest stockholder, is represented by directors they have nominated to serve on our Board. See “—Board Composition and Director Independence” above.
Family Relationships
There are no family relationships between any of our executive officers or directors.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee is composed of Dr. Kosecoff, Ms. McCarthy and Mr. Vorhoff. None of the directors who served on our Compensation Committee at any time during fiscal 2024 were officers or associates of the Company or were former officers or associates of the Company. Further, none of the members who served on our Compensation Committee at any time during fiscal 2024 had any relationship with our Company requiring disclosure under the section of this proxy statement entitled “Certain Relationships and Related Party Transactions.”
None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Code of Business Conduct and Ethics
We adopted a written code of business conduct and ethics that applies to our directors, executive officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the investor relations section of our corporate website at https://ir.alignmenthealth.com/. To the extent required by applicable rules adopted by the SEC and Nasdaq, we intend to disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors, in this location on our website at https://ir.alignmenthealth.com/.

Insider Trading Policy; Hedging and Other Transactions
Our Insider Trading Policy prohibits all officers, directors, employees, family members and affiliated parties from buying, selling or engaging in transactions in our securities at any time while aware of material non-public information about the Company. It also prohibits them from disclosing material non-public information to persons outside the Company, i.e., “tipping.” These prohibitions apply to purchases and sales, as well as other types of transactions such as gifts, loans, contributions to a trust and broker-assisted cashless exercises of stock options.
Although we discourage speculative hedging transactions, under our Insider Trading Policy, we permit long-term hedging transactions that are designed to protect an individual’s investment in Company securities (i.e., the hedge must be for at least six months and relate to stock or options held by the individual). If an employee wishes to engage in any such transaction, the employee is required to pre-clear it in accordance with the procedures described in our Insider Trading Policy (even if the employee is not one of the persons otherwise required to submit his or her transaction in Company securities to pre-clearance). Alignment personnel and related parties are prohibited from purchasing Company securities on margin, pledging or otherwise granting a security interest in Company securities in margin accounts, engaging in short-sales and buying or selling puts, calls, options or other derivatives in respect of securities of the Company. We believe our Insider Trading Policy, and the processes we have implemented for the Company, are reasonably designed to promote compliance with applicable insider trading laws, rules and regulations and listing standards. The foregoing summary of our Insider Trading Policy is qualified in its entirety by reference to the full text of the Insider Trading Policy, which was filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and is incorporated herein by reference.

Board Evaluation Practices
The Board is committed to a rigorous self-evaluation process. Through evaluation, directors annually review the Board’s performance, including areas where the Board feels it functions effectively, and most importantly, areas where the Board can improve. The NCGCC, with additional leadership from our Chairman and Lead Independent Director, initiates the annual Board evaluation process. We believe that having a review process for the Board and each committee helps to (i) ensure an adequate representation of requisite skills; (ii) encourage high levels of engagement from directors; and (iii) strengthen the overall effectiveness of our Board. These evaluations are typically in written form, although they may also be in oral questionnaire form and may be administered by Board members, management or third-party consultants.

1. Review of Evaluation Process	The NCGCC develops and oversees an annual self-evaluation process of the Board and its committees and determines the content of the evaluation questionnaires. The NCGCC may also consider whether to engage third-party consultants.
2. Questionnaires
The Board evaluation typically consists of a written questionnaire containing qualitative scaled and open-ended questions related to the effectiveness of the Board during the prior year. The questionnaire hones in on specific areas of responsibility and critical attributes of the Board in order to solicit candid feedback from each director. Questionnaires include topics such as:
•Board Performance
•Board Composition, Skills and Diversity
•Board and Committee Meetings and Structure
•Management Relations
•Risk Oversight by Board and Committees
•Process and Resources
•Board Culture
The questionnaire also seeks practical input as to what the Board is doing well, areas in which the Board could improve and any undertakings that the Board should commence or terminate.
Another benefit of the questionnaire is that it allows each Board member to evaluate the effectiveness of the Chairman of the Board and the Lead Independent Director.

3. Board Review	Results of the evaluations are shared with the Chairman of the Board, the Lead Independent Director and the Chairman of the NCGCC and then later discussed with the entire Board in an aggregated manner.

Each of our Board committees similarly engages in an annual performance evaluation and a general charter adequacy review. Each committee is responsible for determining the manner of evaluation and for carrying out the evaluation. Further, the Board evaluation questionnaire includes a section specifically concerning Board committee structure and performance, which is an opportunity for Board members to provide feedback on each committee, regardless of their individual committee membership. As a result of their annual review of the adequacy of their charters, the Board last approved revised charters for each of our standing committees in February 2023.
Board and Committee Meetings
For the year ended December 31, 2024, our Board held seven regular and special meetings. Our Audit Committee, Compensation Committee and NCGCC held five, nine and four meetings, respectively during the year ended December 31, 2024. In 2024, except for Dr. McClellan, each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors of the Company (held during the period for which he or she was a director) and (2) the total number of meetings of all committees of the Board of Directors of the Company on which the director served (during the periods that he or she served). Dr. McClellan attended 50% of such meetings and was absent from meetings due to business scheduling conflicts. Directors are encouraged to attend the annual meeting of stockholders and expected to attend all or substantially all of the Board meetings and meetings of committees on which they serve.
Communications by Stockholders and Other Interested Parties with the Board
Stockholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-management or non-Lead Sponsor directors as a group, by sending regular mail to:
Alignment Healthcare, Inc.
1100 W. Town & Country Rd., Suite 1600
Orange, CA 92868
ATTN: Board of Directors
c/o Chief Legal & Administrative Officer
Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. Alignment will receive the communications and process them before forwarding them to the addressee. Alignment may also refer communications to other departments within the Company. Alignment generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Alignment.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of Alignment as of April 25, 2025:

Name	Age	Position
John Kao	63	Director and Chief Executive Officer
Dawn Maroney	57	President
Thomas Freeman	36	Chief Financial Officer
Hyong (Ken) Kim, M.D.	56	Chief Medical Officer
Robert L. Scavo	60	Chief Information Officer
Sebastian Burzacchi	44	Chief Operating Officer – Management Services Organization
Christopher J. Joyce	61	Chief Legal & Administrative Officer
Andreas Wagner	55	Chief Human Resources Officer

John Kao	Mr. Kao has served as our Chief Executive Officer and as a member of our Board since 2014. Please see “Proposal 1—Election of Directors—Continuing Directors” for Mr. Kao’s biographical information.

Dawn Maroney	Ms. Maroney has served as our President since January 2025 and served as our President, Markets from 2014 to 2025. Prior to joining Alignment, she was chief Medicare officer for Blue Shield of California (formerly known as Care1st Health Plan) from 2013 to 2014 and was chief marketing and sales officer from 2011 to 2013. From 2005 to 2011, she was chief sales and marketing officer for CareMore Health Plan. Ms. Maroney also served as vice president, Medicare, at Secure Horizons from 2003 to 2005. From 1994 to 2003, she served in various roles at HealthNet, including as regional vice president from 1998 to 2003.

Thomas Freeman	Mr. Freeman has served as our Chief Financial Officer since 2017. Mr. Freeman first joined Alignment in 2015 where he served as our Vice President of Corporate Development. Prior to joining Alignment, Mr. Freeman was a growth investor on the health care team at General Atlantic. Before joining General Atlantic, Mr. Freeman worked in the Investment Banking division at Morgan Stanley & Co. LLC where he also focused on the health care sector. He earned his Bachelor of Science in finance from the University of Kansas, where he graduated with Highest Distinction from the School of Business and University Honors.

Hyong (Ken) Kim, M.D.	Dr. Kim has served as our Chief Medical Officer since September 2023. He has over 25 years of experience in the health care space and previously served as the Company’s Chief Medical Officer from June 2013 to March 2018. From May 2022 to August 2023, Dr. Kim served as chief clinical officer of CareConnect MD, a home health care services company, where he was responsible for clinical modeling, data analytics and management of clinical staff. He also served in an advisory role for CareConnect MD from July 2019 to May 2022. From July 2018 to July 2019, Dr. Kim was the chief medical officer of the Center for Medicare & Medicaid Innovation (“CMMI”), where he oversaw all payment and clinical model development, and he chaired the Quality Improvement Council, creating operational pathways for performance reviews for all 36 CMMI models. Over 14 years, Dr. Kim held various roles at CareMore Health, an integrated health plan and provider, starting as a hospitalist and ultimately serving as chief medical officer from June 2009 to March 2013. Board-certified in internal medicine, Dr. Kim completed his medical residency at Loma Linda University and holds a bachelor’s degree and M.D. from Indiana University.

Sebastian Burzacchi
Mr. Burzacchi joined Alignment as Chief Operating Officer – Management Services Organization in December 2023. Mr. Burzacchi has 19 years of experience in operations and management, having most recently served as executive vice president of operations for Veho Tech, an e-commerce logistics company, from March to November 2023. From October 2022 to October 2023, Mr. Burzacchi was an advisor to Oscar Health, a health insurance company. From October 2016 to October 2022, he held various positions of employment at Oscar Health, including as head of claims operations, head of concierge and senior vice president of operations. Mr. Burzacchi holds a Master of Business Administration from MIT Sloan School of Management and a Bachelor of Science in industrial and systems engineering from Virginia Tech.

Robert L. Scavo	Mr. Scavo has served as our Chief Information Officer since September 2020, overseeing data management, software engineering, technical infrastructure, security and IT operations. He also managed Alignment’s claims department from February 2023 thru December 2023. From January 2017 to April 2020, Mr. Scavo was President and Chief Operations Officer at Welltok, Inc., where he headed up sales, client delivery, product management, software engineering, product implementation and consulting, operations and IT. Before joining Welltok, Inc., Mr. Scavo spent 17 years at the TriZetto Group (now Cognizant). He also spent over seven years with Andersen Consulting (now Accenture) and holds a Bachelor of Science in business administration from the University of Colorado, Boulder.

Christopher J. Joyce	Mr. Joyce joined the Company as Chief Legal & Administrative Officer in August 2023. He previously served as general counsel of AdaptHealth Holdings, a national leader in providing patient-centered, healthcare-at-home solutions including home medical equipment, medical supplies and related services, from 2018 to 2023, and of InnovaCare, Inc., a $2.0 billion managed care insurance company with 450,000 Medicare and Medicaid beneficiaries, from 2011 to 2018. Mr. Joyce has over 27 years of experience as chief legal officer and business development executive for publicly traded and privately held provider based and managed care companies. Mr. Joyce holds a bachelor’s degree in Economics from the State University of New York at Albany and a JD from the University of Chicago.

Andreas Wagner	Mr. Wagner joined Alignment as Chief Human Resources Officer in January 2024. Mr. Wagner is a human resources executive with over 30 years of leadership experience where he held various key human resources positions. Prior to joining Alignment, from 2020 to 2023, Mr. Wagner served as the chief human resources officer at Aerojet Rocketdyne, a technology-based engineering and manufacturing company that develops and produces specialized power and propulsion systems. From 2014 to 2019, he served as vice present of human resources at TE Connectivity, an electrical and electronics manufacturing company, and was their director of human resources from 2012 to 2014. From 2004 to 2012, he served as director of human resources at Bombardier Transportation, an aviation and aerospace component manufacturing company. Mr. Wagner holds a master’s degree in Sport Science from the University of Munich, Germany.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“Named Executive Officers” or “NEOs”) listed below. This CD&A also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for specific decisions related to the fiscal year ended December 31, 2024.

Name	Position
John Kao	Chief Executive Officer (“CEO”)
Thomas Freeman	Chief Financial Officer
Dawn Maroney	President
Hyong (Ken) Kim, M.D.	Chief Medical Officer
Andreas Wagner	Chief Human Resources Officer
Executive Summary

Alignment is a next generation, consumer-centric platform designed to improve the health care experience for seniors. We deliver this experience through our Medicare Advantage plans, which are customized to meet the needs of a diverse array of seniors. Our innovative model of consumer-centric health care is purpose-built to provide seniors with care as it should be: high quality, low cost and accompanied by a vastly improved consumer experience. We combine a proprietary technology platform and a high-touch clinical model that enhances our members’ lifestyles and health outcomes while simultaneously controlling costs, which allows us to reinvest savings back into our platform and products to directly benefit the senior consumer. Our model is based on a flywheel concept, referred to as our “virtuous cycle,” which reflects our unique ability to manage health care expenditures while maintaining quality and member satisfaction—a distinct and sustainable competitive advantage.

We are committed to our stockholder engagement efforts and open and ongoing dialogues with key stakeholders with respect to executive compensation to help ensure that we remain apprised of investor perspectives. We will also continue to consider the feedback we receive from our major stockholders as well as the outcome of say-on-pay votes when making compensation decisions regarding our NEOs.

2024 Business Highlights
Our focus on quality allowed us to deliver strong financial results in fiscal 2024. We believe that ongoing strategic investments in our people and technology will continue to drive meaningful improvements in the health and quality of life of all those we serve. The following key operational and financial highlights demonstrate our strong performance for 2024:
•Health plan membership, which we define as members enrolled in our HMO and PPO contracts, was approximately 189,100, up 58.6% year-over-year.
•Total revenue was $2,703.6 million, up 48.3% year-over-year. Revenue excluding ACO REACH was $2,702.6 million, up 59.0% year-over-year.
•Adjusted gross profit was $302.6 million and loss from operations was $(101.6) million.
•Adjusted gross profit excludes depreciation and amortization of $27.1 million and selling, general, and administrative expenses of $371.4 million (which includes $66.2 million of equity-based compensation). Adjusted gross profit also excludes $0.8 million of restructuring costs and an additional $4.9 million of equity-based compensation recorded within medical expenses.
•Medical benefits ratio based on adjusted gross profit was 88.8%.

•Adjusted EBITDA was $1.3 million and net loss was $(128.1) million.
Adjusted gross profit and adjusted EBITDA are non-GAAP measures. An explanation of these measures, how they are calculated and reconciliations to the most directly comparable GAAP financial measures can be found in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in the Appendix to this proxy statement.
2024 Compensation Highlights
The Board of Directors and Compensation Committee made the following executive compensation decisions for fiscal 2024:
•Compensation Program Approach. Our executive compensation philosophy is to forge critical connections between performance, long-term value creation, employee engagement and retention, compensation governance and our cultural values.
•Annual Cash Incentives. Based on our financial performance in 2024, the Compensation Committee determined that corporate goals under the Annual Incentive Plan were achieved at 141.7% of each NEO’s applicable bonus target (for NEOs other than the CEO, corporate goals determine 75% of the overall payout and for the CEO, corporate goals determine 100% of the overall payout). The Compensation Committee also made determinations regarding the achievement of individual performance goals for our NEOs, which ranged from 100% to 200% (individual goals determine 25% of overall payout for NEOs other than the CEO, whose payout is not influenced by individual goal performance).

•Long-Term Equity Incentives. In March 2024, the Compensation Committee recommended, and the Board approved, long-term equity grants to executive officers consisting of 50% time-vested restricted stock units ("RSUs") and 50% performance share units ("PSUs" and together with the RSUs, the "March 2024 Equity Awards").
•Continuing our commitment to performance-based compensation, the PSUs are subject to the achievement of specified revenue and adjusted EBITDA targets. PSUs granted in 2024 have a three-year vesting period and will be earned, if at all, upon certification of our financial results for the third year (i.e., fiscal year 2026).
•RSUs were a substantial component of long-term equity compensation, as the Compensation Committee believes they are consistent with the Company’s retention objectives in light of competition for talent in the health care space. RSUs granted in 2024 vest over four years.
•For 2025 long-term equity awards, the Compensation Committee approved awards consisting of (i) 50% PSUs with a three-year vesting period which will be earned, if at all, upon certification of our financial results for the third year (i.e., fiscal year 2027) and (ii) 50% RSUs with approximately one third of the RSU awards vesting on each of the first three anniversaries of the grant date. In prior years, RSUs were granted with a four-year vesting period.

•September 2023 PSUs Results. In March 2025, the Compensation Committee certified the results of the corporate metrics applicable to PSU awards granted to executive officers and other senior employees in September 2023 (the "September 2023 PSUs"). In the aggregate, the September 2023 PSUs (for the performance period January 1, 2024 to December 31, 2024) were earned at 116.8% of target. Corporate metrics applicable to the September 2023 PSUs were health plan revenue growth (weighted 60%), at-risk loyal medical benefit ratio (weighted 20%) and adjusted EBITDA (less capital expenditures)

(weighted 20%). 50% of the earned PSUs vested upon certification and 50% remain subject to service-based vesting requirements until December 31, 2025. For more information, see "—2024 Executive Compensation Program in Detail—Long Term Equity Incentives—September 2023 Performance Share Units" below.

•2023 AIP Bonus Modifier. As previously disclosed, 25% of each NEO's total 2023 Annual Incentive Plan payout was held back and made subject to an adjustment based on the CMS Star Rating achieved by the Company’s Medicare Advantage plans for plan rating year 2025. The Company's aggregate health plan CMS Star Rating for that plan year was 4.0 Stars. Accordingly, under the AIP framework approved by our Compensation Committee, in the fourth quarter of 2024, our NEOs received the 25% holdback minus an amount equal to 5% of the total bonus amount.

•Engagement of Compensation Consultant. In May 2024, the Compensation Committee engaged Frederic W. Cook & Co., Inc. ("FW Cook") as its new independent compensation consultant.

2024 Advisory Vote on Executive Compensation (“Say on Pay”)
In 2024, our stockholders cast a non-binding advisory vote to approve the compensation of our Named Executive Officers at the annual stockholder meeting, the results of which were that approximately 86.7% of the votes cast were in support for our program. While this result represented a significant increase in support relative to the 2023 vote, the Compensation Committee is continuing to work closely with its independent compensation consultant to ensure that our compensation program evolves at a pace that is in the best interests of our stockholders and executive team.
Compensation Best Practices & Policies
We believe the following practices and policies within our program promote sound compensation governance and are in the best interests of our stockholders and executives. We also believe that these principles have been instrumental in the Company’s attraction, recruitment, retention and motivation of executive talent and the successful execution of the Company’s initiatives and our overall performance, particularly in light of the relative headwinds our competitors have faced as the result of the challenging regulatory and macroeconomic environment.

What We Do
Emphasize variable pay over fixed pay, with a significant portion focused on long-term value creation	Use an independent compensation consultant
Conduct an annual advisory vote on the compensation of our NEOs	Maintain a Clawback Policy applicable to cash incentive compensation and equity awards in the event of a financial restatement, consistent with SEC and Nasdaq requirements
Annually review and approve peer group for comparative compensation analysis	Conduct annual risk assessment of all compensation plans and programs
Maintain anti-hedging and anti-pledging policies	Maintain stock ownership guidelines for our executive officers and Board of Directors

What We Don't Do
No guaranteed or uncapped incentive payouts in our annual bonus plan	No option or stock appreciation rights granted below fair market value
No significant perquisites	No repricing or exchange of underwater options without stockholder approval
No tax gross-ups, other than for certain relocation expenses	No dividend equivalents on unearned restricted stock units or performance share units
What Guides Our Program

Executive Compensation Philosophy and Objectives
Our executive compensation philosophy is to forge critical connections between performance, long-term value creation, employee engagement and retention, compensation governance and our cultural values. To that end, our executive compensation program is grounded in the following principles:

Attraction and Retention	Our compensation program should enable the Company to attract and retain highly talented people with exceptional leadership capabilities.
Competitiveness
We seek to provide total compensation opportunity levels that are competitive with those being offered to individuals holding comparable positions at other companies with which we compete for business and leadership talent.

Stockholder Alignment	We employ pay elements that are designed to create long-term value for our stockholders, as well as foster a culture of ownership in the Company.
Pay for Performance
Our program is designed to ensure that a significant portion of an executive’s total compensation is variable (or “at risk”) and dependent upon the attainment of certain specific and measurable short-term and long-term business performance objectives.

Responsible Governance	Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.
Pay Positioning	Each year, the Compensation Committee assesses the competitiveness of total compensation levels for executives to enable us to successfully attract, motivate and retain top executive talent. Total compensation is generally established within a range around the median of market-competitive levels.

Elements of Pay
The executive compensation program uses a mix of fixed and variable pay, with an emphasis on pay-for-performance and variable pay. The program is structured to create a meaningful balance between achieving strong short-term annual results while ensuring long-term viability and success. Therefore, the mix of incentives is reviewed and determined regularly by the Compensation Committee based on the short- and long-term objectives of the business. The following table illustrates the elements of pay we currently employ, the primary objectives achieved by each element and the factors we consider when determining the amount of pay:

Element	Primary Objective	Determination Factors
Base Salary	•Attract and retain high-performing and experienced individuals •Provide steady source of income so executives can focus on the needs of the business	•Value of role in competitive marketplace •Value of role to the Company •Skills, experience and performance of individual compared to the market as well as others in the Company
Annual Cash Incentives	•Motivate executives to achieve challenging short-term performance goals •Align with annual financial objectives
•Target awards based on competitive marketplace, level of position, skills and performance of executive
•75% of actual awards based on achievement against the following annual corporate metrics:
oHealth plan membership
oAdjusted gross profit
oAdjusted EBITDA
•25% of actual awards based on achievement of individual and/or departmental goals (other than the CEO)
•For 2024, awards were subject to a modifier (-25% to +35%) based on the Company’s CMS Star Ratings, with potential payouts ranging from 0% to 200% of target bonus

Long-Term Equity Incentives
•Align executives’ interests with those of our stockholders
•Align with long-term business strategy
•Retain executive talent through multi-year vesting schedules
•Motivate sustainable performance that creates long-term value for stockholders
•Foster our purpose and values to build teams that think and act like owners

•Awards based on competitive marketplace, current value of unvested equity holdings, level of position, skills and performance of the executive
•For 2024, awards were issued 50% in the form of RSUs that vest over four years and 50% in the form of PSUs that have a three-year vesting period and are earned, if at all, based on achievement of the following metrics for the third year (i.e., fiscal year 2026):
oRevenue
oAdjusted EBITDA

For fiscal 2024, using the base salaries, the target annual incentive plan awards as of the end of the year and the March 2024 Equity Awards, the vast majority of executive compensation was variable (84.0% for our CEO as illustrated below and an average of 77.0% for our other four NEOs). The following charts do not include one-time discretionary awards granted in 2024 to Messrs. Kao and Freeman and Ms. Maroney. For more information, please see “—2024 Executive Compensation Program in Detail.”
Executive Compensation Decision-Making Process
The Role of the Compensation Committee
The Compensation Committee oversees the executive compensation program for our NEOs. The committee is composed solely of independent members of the Board. The Committee works closely with its independent compensation consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in its charter, which may be accessed on the investor relations section of our corporate website at https://ir.alignmenthealth.com/. The committee makes all final compensation decisions and equity award recommendations regarding our NEOs.
The Role of Management
Members of our management team attend regular meetings where executive compensation, corporate and individual performance, and competitive compensation levels and practices are discussed and evaluated; however, they are not present in the board room for, nor do they participate in, discussions about their own pay. Only the Compensation Committee members are allowed to vote on decisions regarding NEO compensation. The CEO reviews his recommendations pertaining to other executives pay with the Committee providing transparency and oversight. Decisions on non-executive officer pay are made by the CEO in collaboration with the executive officers who manage such employees. The CEO does not participate in the deliberations of the Compensation Committee regarding his own compensation. The Compensation Committee makes all final determinations regarding CEO compensation.
The Role of the Independent Consultant
The Compensation Committee engages an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of any programs. In 2024, pursuant to authority granted to it under its charter, the Compensation Committee engaged FW Cook as its independent consultant. FW Cook reports directly to the Compensation Committee and does not provide any additional services to management. The

Compensation Committee has conducted an independence assessment of FW Cook in accordance with Nasdaq rules.
The Role of Peer Group Companies
The Compensation Committee strives to set a competitive level of total compensation for each NEO as compared with executive officers in similar positions at peer companies. For purposes of setting 2024 compensation levels, in conjunction with the recommendation of its former independent compensation consultant, Pearl Meyer & Partners, LLC (who served as the Compensation Committee's independent compensation consultant until May 2024), the Compensation Committee considered publicly available data for a group of peer companies (the “2024 Compensation Peer Group”) listed below, along with industry specific survey data, where appropriate. Selection criteria for determining/reviewing the 2024 Compensation Peer Group, used to establish the competitive market for the NEOs, generally includes companies within the “Health Care Services” and “Health Care Technologies” industry groups with last twelve-month revenues ranging from approximately one third to 16 times Alignment Healthcare’s revenues (i.e., ~$695 million - $36,084 million) as of June 1, 2023.

Addus HomeCare Corporation	NextGen Healthcare, Inc.
Agiliti, Inc.	Oak Street Health, Inc.
agilon health, inc.	Omnicell, Inc.
Amedisys, Inc.	Oscar Health, Inc.
Evolent Health, Inc.	Pediatrix Medical Group, Inc.
LifeStance Health Group, Inc.	Privia Health Group, Inc.
Molina Healthcare, Inc.	RadNet, Inc.
National HealthCare Corporation	Veradigm, Inc.
For purposes of setting pay levels for 2025, the peer group was revisited in October 2024 and revised to account for acquisitions or take-private transactions, to create a more stable peer group and to create greater overlap with shareholder advisory firm peer groups. Selection criteria used to establish the competitive market for the NEOs generally included companies within the “Health Care Services,” Life and Health Insurance,” “Health Care Facilities,” “Health Care Equipment,” and “Health Care Technologies” industry groups, with last twelve-month revenues ranging from approximately one third to three times that of Alignment Healthcare’s revenues (i.e., ~$744 million - $6,696 million) as of June 1, 2024.

AdaptHealth Corp.	Option Care Health, Inc.
agilon health, inc.	Oscar Health, Inc.
Astrana Health, Inc.	Pediatrix Medical Group, Inc.
Bausch & Lomb Corp.	Privia Health Group, Inc.
Clover Health Investments Corp.	Quest Diagnostics Inc.
DaVita Inc.	RadNet, Inc.
Ensign Group, Inc.	Select Medical Holdings Corp.
Evolent Health, Inc.	Teladoc Health, Inc.
It is important to note that this market data is not the sole determinant in setting pay levels for the NEOs. Actual pay levels can be above or below the targeted levels depending on factors such as experience, individual or company performance, tenure, employee potential, unique skills, criticality of the position to the Company and other factors. In general, the Compensation Committee desires to balance general internal and external equity and reserves the right to use discretion to deviate when necessary to recruit employees and/or retain the right talent.

2024 Executive Compensation Program in Detail
Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. In making base salary decisions, the Compensation Committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The Committee considers factors such as competitive market data as well as individual performance, experience, tenure, internal equity and employee potential. In 2024, the Compensation Committee approved base salary increases for Messrs. Kao and Freeman and Ms. Maroney, in order to align their compensation with the market for similar roles and responsibilities. Annual base salary rates for 2024 were as follows:

Name	Initial 2024 Base Salary	Adjusted 2024 Base Salary(1)	Market Adjustment (%)
John Kao	$800,000	$850,000	6.25%
Thomas Freeman	$560,000	$580,000	3.57%
Dawn Maroney	$560,000	$600,000	7.14%
Hyong (Ken) Kim, M.D.	$560,000	$560,000	—
Andreas Wagner(2)	$450,000	$450,000	—
(1)Salary increases were approved in March 2024 but effectiveness was delayed until August 25, 2024.
(2)Mr. Wagner was not an NEO prior to 2024. He joined the Company as Chief Human Resources Officer on January 8, 2024.
Annual Incentives
The 2024 Annual Incentive Plan provided our NEOs the opportunity to earn a performance-based annual cash bonus. Actual payouts depend on the achievement of pre-determined, strategic and/or financial corporate performance objectives (which represent 100% of the award for the CEO and 75% of the award for the other NEOs), as well as departmental and/or individual performance goals (which represent 25% of the award for the NEOs other than the CEO). Based on results, payouts can range from 0% to 200% of target award amounts. In addition, a modifier (-25% to +35%) is applied to the total bonus payout based on the Company’s CMS Star Ratings (see further description below). The modifier ensures there is a direct connection and significant focus on quality and the experience our members are receiving. Target annual bonus opportunities are expressed as a percentage of base salary and were established based on the NEO’s level of responsibility and his or her ability to impact overall results. The Committee also considers market data in setting target award amounts.
Payouts under the 2024 Annual Incentive Plan occur as follows: (i) 75% of each NEO’s total annual incentive payout based on corporate and individual performance was paid in March 2025; and (ii) the remaining 25% of each NEO’s total annual incentive payout is held back and is expected to be paid in the fourth quarter of 2025, subject to achievement of CMS Star Ratings-related performance measures. See “—2024 Annual Incentive Plan Payouts—Adjustment for CMS Star Ratings” below.

Target bonus opportunities for 2024 for each of the NEOs are summarized in the table below:

Name	2024 Base Salary Rate ($)	Target Bonus Opportunity (%)	2024 Target Bonus Opportunity ($)(1)
John Kao	850,000	120(2)	943,770
Thomas Freeman	580,000	85	481,885
Dawn Maroney	600,000	85	487,770
Hyong (Ken) Kim, M.D.	560,000	85	472,339
Andreas Wagner	480,000	85	384,462

(1)Target bonus opportunity is based on weighted average of each NEO’s base salary during the year. Mr. Kao's target bonus percentage was adjusted in March 2024. Base salary increases for Messrs. Kao and Freeman and Ms. Maroney were effective in August 2024 and target bonus opportunities were adjusted accordingly. Dr. Kim's target bonus opportunity was adjusted as a result of an unpaid leave taken during 2024. Mr. Wagner's target bonus opportunity reflects a proration for his January 8, 2024 start date.
(2)For 2024, Mr. Kao's target bonus opportunity was increased from 100% to 120%.
2024 Corporate Performance Metrics, Weightings and Results
In 2024, consistent with the prior year's Annual Incentive Plan, we used health plan membership, adjusted gross profit and adjusted EBITDA as the corporate performance metrics in the Annual Incentive Plan. We chose these metrics for the following reasons:
•Health plan membership growth shows that we are increasing our customer base and is a leading indicator of long-term profitability and revenue growth for Alignment Healthcare.
•Adjusted gross profit keeps us focused on efficient delivery and execution.
•Adjusted EBITDA provides a clear view of our total operational profitability—it focuses on growth, while continuing to provide strong accountability for returns.
The table below sets forth the relative weighting of the metrics selected for our 2024 Annual Incentive Plan, the results achieved for each metric, as determined by the Compensation Committee, and the resulting aggregate percentage achieved with respect to our corporate objectives. With respect to each metric, target levels for 2024 were set above actual performance results for fiscal year 2023.

	2024 Performance Metrics and Levels
	Health Plan Membership as of January 1, 2025	Adjusted Gross Profit(1)	Adjusted EBITDA(1)
	(30% Weighting)	(35% Weighting)	(35% Weighting)
Threshold	178,250	$282.4M	($10.0M)
Target	186,000	$292.4M - $297.4M	$0.0M - $5.0M
Maximum	201,500	$312M	$20M
Actual Results(2)	200% of Target	133% of Target	100% of Target
Funded Amount(3)	141.7% of Target

(1)Adjusted gross profit and adjusted EBITDA are non-GAAP measures. For a reconciliation to the most directly comparable GAAP measures, please see the Appendix to this proxy statement. For these measures, performance is measured from “Target” to “Maximum” on a linear basis excluding incremental additional accruals for Annual Incentive Plan payouts for performance above “Target.”
(2)The actual percent of target achieved is calculated based on straight-line interpolation between incremental goal levels established between threshold and target and target and maximum.

(3)Represents percentage of corporate objectives achieved. Actual payouts to NEOs were adjusted to reflect level of achievement of individual objectives, which ranged from 100% to 200% (which the exception of our CEO, whose payout is entirely based on achievement of corporate objectives).
2024 Annual Incentive Plan Payouts
Based on the above performance results, the funding of the Annual Incentive Plan was set at 141.7% of each NEO’s applicable target based on the achievement of corporate objectives and subsequently adjusted based on each NEO’s individual performance (excluding the CEO whose bonus is entirely based on the achievement of corporate objectives). Target bonus opportunities for the 2024 year and payout amounts reflect the weighted average of the target bonus opportunity percentages applicable to each NEO for each applicable period throughout the year. The table below sets forth the actual awards earned by the NEOs in 2024 (and paid in 2025):

Name	2024 Bonus Target (%)	2024 Target Bonus Opportunity ($)	Corporate Performance Results (%)	Individual Performance Results (%)	Payout Amount(1) ($)	Payout as Percent of Target (%)
John Kao	120	943,770	141.7	n/a	1,337,223	141.7
Thomas Freeman	85	481,885	141.7	140.0	680,783	141.3
Dawn Maroney	85	487,770	141.7	155.0	707,388	145.0
Hyong (Ken) Kim, M.D.	85	472,339	141.7	110.0	631,871	133.8
Andreas Wagner	85	384,462	141.7	115.0	519,119	135.0
(1)Represents potential payout based on achievement of corporate objectives established at 141.7% and individual objectives as shown in the table. Actual payout in March 2025 was 75% of these amounts, with the remaining 25% held back and potentially payable in the fourth quarter of 2025, subject to the modifier based on the Company’s CMS Star Ratings. See “—2024 Annual Incentive Plan Payouts—Adjustment for CMS Star Ratings” below. Does not include additional discretionary bonus amounts awarded for 2024. Executive officers were given the option to receive all or any portion of their AIP payouts in immediately vested equity awards. For more information, see “Executive and Director Compensation—Summary Compensation Table.”
As indicated by the percentages of target above, total bonus payout for 2024 performance did not exceed the plan cap of 200% of target for any individual.
Adjustment for CMS Star Ratings. As described above, 25% of each NEO's total 2024 Annual Incentive Plan payout based on corporate and individual performance will not be paid until the fourth quarter of 2025. The amount of the holdback that is paid to each NEO is subject to an adjustment based on the CMS Star Rating achieved by the Company’s Medicare Advantage plans. Each rated health plan has an “Overall” quality rating of 1 to 5 stars (5 is highest), which is based on the quality of medical care, member experience and plan administration (Part C), and on the quality, safety, and accessibility of the prescription drug benefit (Part D). All health plan ratings are calculated the same way, using the same information sources.
When the prior fiscal year’s results are available in the fourth quarter of 2025, the NEO’s final payouts will be adjusted as follows:
•3.5 stars or lower will result in a 25% decrease in each NEO’s aggregate bonus (i.e., no payment of the 25% holdback will occur);
•4.0 stars will result in no increase or decrease in each NEO’s aggregate bonus (i.e., payment of the 25% holdback will occur);

•4.5 stars will result in a 35% increase in each NEO’s aggregate bonus; and
•5.0 stars will result in a 35% increase in each NEO’s aggregate bonus.
Discretionary Awards. In addition to the annual incentive payouts indicated above, the Compensation Committee determined that an additional discretionary bonus to certain executives was warranted recognizing their individual contributions to achieve above-target membership growth and financial results. Discretionary bonus amounts are as follows and were paid in the form of immediately vested shares of common stock. The discretionary bonuses are further explained in the Summary Compensation Table.

Officer	Discretionary Bonus
John Kao	$1,000,000
Thomas Freeman	$500,000
Dawn Maroney	$500,000
Long-Term Equity Incentives
The Company’s long-term equity incentive program is designed to provide a portion of our executives’ compensation opportunity in equity-based instruments. We believe that long-term equity compensation is key to assuring our executives’ interests are aligned with those of our stockholders.
2024 Equity Awards
In March 2024, the Compensation Committee and Board approved the award of the March 2024 Equity Awards to the NEOs under the Company’s 2021 Equity Incentive Plan (the “Plan”). In light of the Company’s retention objectives given competition for talent in the health care space, together with the preference of our stockholders to continue to see a strong focus on performance-based equity compensation, the Compensation Committee approved long-term incentive grants for 2024 using 50% RSUs and 50% PSUs.
The table below shows the RSU awards granted for fiscal year 2024 for each of the NEOs:

Name	RSUs (#)	RSUs ($ Value)
John Kao	330,000	1,650,000
Thomas Freeman	110,000	550,000
Dawn Maroney	130,000	650,000
Hyong (Ken) Kim, M.D.	140,000	700,000
Andreas Wagner	60,000(1)	300,000
(1)    Amount reflects the regular annual equity award granted in March 2024. In January 2024, Mr. Wagner also received a one-time sign-on grant of 155,785 RSUs, which vest in four equal installments on each of the first four anniversaries of the grant date.
With respect to the March 2024 PSUs, the NEOs are eligible to vest in a number of PSUs ranging from 0% to 200% of the target number of PSUs granted, based on the aggregate achievement by the Company of certain performance metrics (described below) during the fiscal year ended December 31, 2026 (the “Measurement Period”), with threshold, target and maximum goals for each performance metric set by the Compensation Committee. The Compensation Committee chose to grant these PSUs with a three-year time-based vesting period and fiscal year 2026 Measurement Period to incentivize long-term value creation and reward pay-for-performance. To the extent earned, shares will fully vest upon certification of results by the Committee (expected on or about February 28, 2027), subject to each grantee's continued employment as of such date.

The table below shows the target PSU awards granted for fiscal year 2024 for each of the NEOs:

Name	PSUs at Target (#)	PSUs at Target ($ Value)
John Kao	330,000	1,650,000
Thomas Freeman	110,000	550,000
Dawn Maroney	130,000	650,000
Hyong (Ken) Kim, M.D.	140,000	700,000
Andreas Wagner	60,000	300,000
The achievement of PSUs relative to the approved target awards is based on the following performance metrics and relative weighting:

Performance Metric(1)	Weighting
Revenue	50%
Adjusted EBITDA(2)	50%
(1)If any financial metric is attained at a level above the threshold goal but below the target low goal, or above the target high goal but below the maximum goal, percentage achievement for such metric will be determined on a straight-line basis between the applicable goals.
(2)“Adjusted EBITDA” means net loss before interest expense, income taxes, depreciation and amortization expense, reorganization and transaction-related expenses, gains or losses from subleases and equity-based compensation expense for the Measurement Period, subject to any adjustments deemed appropriate by the Committee.
Following the completion of the Measurement Period, the Compensation Committee will certify the Company’s achievement of each of the performance metrics, as a percentage of the target established for each metric (the date of such certification, the “Certification Date”). The Committee will then determine, based on the relative weighting of the performance metrics and the percentage achievement of each metric, the aggregated percentage achievement of the performance metrics. The number of PSUs that each NEO earns is determined by multiplying his or her target award by the aggregated percentage achievement of the performance metrics. Awards will become fully vested as of the certification date. Any PSUs that do not become earned and vested on such date will be cancelled and forfeited for no consideration.
September 2023 Performance Share Awards
In March 2025, the Compensation Committee certified the results of the corporate metrics applicable to the September 2023 PSUs, which had a performance measurement period from January 1, 2024 to December 31, 2024. In the aggregate, the September 2023 PSUs were earned at 116.8% of target. Corporate metrics applicable to the September 2023 PSUs were health plan revenue growth (weighted 60%), at-risk loyal medical benefit ratio (weighted 20%) and adjusted EBITDA (less capital expenditures) (weighted 20%). The PSUs vested 50% on the certification date and the remaining 50% will vest on December 31, 2025, subject to each grantee's continue service to the Company as of such date. Based on the aggregate performance achieved at 116.8%, our NEOs earned the following numbers of PSUs:

Name	Vested on Certification Date	Subject to Time-Based Vesting until 12/31/2025
John Kao	1,271,561	1,271,563
Thomas Freeman	510,220	510,222
Dawn Maroney	510,220	510,222
Hyong (Ken) Kim, M.D.	29,200	29,200
Andreas Wagner	—	—

Other Compensation Matters
Alignment Healthcare, Inc. Clawback Policy
We maintain the Alignment Healthcare, Inc. Clawback Policy, which is designed to comply with Section 10D-1 of the Exchange Act and the applicable listing standards of the Nasdaq Stock Market and requires the Company to recoup any erroneously awarded cash and equity incentive-based compensation received by certain executives, including each NEO, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws. The Clawback Policy generally applies to all incentive-based compensation received by a covered executive during the three completed fiscal years immediately preceding the date that the Company is required to prepare a restatement after the policy’s effective date. The Clawback Policy is filed as an exhibit to the Company’s annual report on Form 10-K.
Equity Granting Policy for Senior Executives
The Compensation Committee has a well-established, disciplined process for granting equity awards to employees. Awards generally are granted on regularly scheduled predetermined dates in March of each calendar year. As part of the Company's annual performance and compensation review process, the Compensation Committee approves RSU, PSU and any other equity awards to our executive officers and other senior employees after fiscal year-end financial results are reported to the Compensation Committee, enabling the members to appropriately assess corporate performance. The Compensation Committee generally grants annual awards during the periods of time that trading would be permitted under our insider trading policy, which is referred to above as an “open window period.” Typically, as was the case in 2024, our annual awards have been granted several days after the public release of our fiscal year financial results and the filing of our Annual Report on Form 10-K. The Compensation Committee does not time the release of material nonpublic information based on equity award grant dates.
The Board has also established procedures for equity awards granted by our CEO under authority delegated from the Compensation Committee. The CEO may grant equity awards to newly hired employees, newly promoted employees or in recognition of the performance or achievement of an employee, provided that the employee is not an executive officer of Alignment, the equity award does not exceed the applicable per grant limitation, and all awards granted under delegated authority do not exceed, in the aggregate, the total amount established on an annual basis by the Compensation Committee, if any. The CEO's delegation of granting authority also requires concurrent documentation and reporting to the Compensation Committee of all equity awards granted under such delegated authority. The grant date for a new hire grant or recognition grant to non-officer employees under delegated authority will be the first Wednesday of the calendar month following the employee’s start date or the recognition date, or if the Nasdaq Stock Market was closed on such date, the next succeeding trading day.
We did not grant stock options to any employees during the last completed fiscal year.

Stock Ownership Guidelines
We maintain stock ownership guidelines applicable to our executive officers and directors. To ensure continued alignment of interests among the Company's management, directors, and stockholders, the ownership requirements are as follows:

Role	Minimum Value of Stock Ownership
Chief Executive Officer	6x base salary
All Other Executive Officers	2X base salary
Non-Employee Directors	5x annual cash Board retainer ($500,000)
Individuals must comply within five years after becoming subject to the requirements. Shares that count toward this requirement include shares owned by the individual, unvested shares or stock units where vesting is solely contingent on future service, shares held in retirement accounts, shares held in trust, and shares or stock units that have vested but receipt of which has been deferred. As of December 31, 2024, all NEOs and non-employee directors were in compliance with the ownership requirements.
Compensation Risk Assessment
The Company has conducted a review of its key compensation programs, policies, and practices in conjunction with FW Cook, the Compensation Committee’s independent compensation consultant, which prepared a report on our company-wide compensation programs. This analysis was reviewed with the Compensation Committee at its October 14, 2024 meeting. The review and analysis did not identify any compensation programs, policies, or practices that create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.

Employment Agreements
The terms of the employment agreements applicable to each NEO are described under “Executive and Director Compensation—Employment Agreements” below. In addition to the terms described therein, the employment agreements provide for certain severance payments and benefits following a qualifying termination of employment under certain circumstances. For details on the potential severance payment and benefits under each NEO’s respective employment agreement and the 2021 Plan, see “Executive and Director Compensation—Potential Payments Upon Termination or Change in Control.”
Retirement Benefits
We maintain a tax-qualified retirement plan that provides all regular employees with an opportunity to save for retirement on a tax-efficient basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax or after-tax basis and have it contributed to the plan subject to applicable annual limits under the Code. The Company makes a matching contribution on 100% of employee deferrals up to 4% of the eligible employee’s compensation eligible for deferral. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals and matching contributions are 100% vested at all times. As a U.S. tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and employer matching contributions are deductible by us when made. We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans.
Executive Benefits
The Company’s executive officers, including the NEOs, are eligible to participate in the benefit plans that are available to substantially all of the Company’s employees, including our 401(k) plan described above, medical, dental and life insurance plans and long-term disability plans. None of the NEOs participate in a defined benefit pension plan. We provide limited perquisites to our NEOs, including an internet stipend.
Impact of Tax and Accounting
We regularly consider the various tax and accounting implications of our compensation plans. When determining the amount of long-term incentives and equity grants to executives and employees, the compensation costs associated with the grants are reviewed, as required by FASB ASC Topic 718.
While considering tax deductibility as only one of several considerations in determining compensation, the Committee believes that the tax deduction limitation should not compromise its ability to structure compensation programs that provide benefits to the Company that outweigh the potential benefit of a tax deduction and, therefore, may approve compensation that is not deductible for tax purposes.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on its review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
The Compensation Committee:
Jacqueline Kosecoff, Chair
Margaret McCarthy
Robbert Vorhoff
This report shall not be deemed soliciting material or to be filed with the SEC, or incorporated by reference in any document so filed, whether made before or after the date hereof, except to the extent we specifically request that it be treated as soliciting material or it is specifically incorporated by reference therein.

EXECUTIVE AND DIRECTOR COMPENSATION
This section discusses the material components of the executive compensation program for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated officers as of December 31, 2024, who we refer to as our “Named Executive Officers” or “NEOs.” This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.
Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our Named Executive Officers for the fiscal years ending December 31, 2024, December 31, 2023, and December 31, 2022, as applicable.

	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
John Kao Chief Executive Officer	2024	817,308	1,000,000	3,300,000	—	1,246,053	5,804	6,369,165
	2023	786,539	—	12,497,891	—	1,006,837	5,209	14,296,476
	2022	729,827	—	30,937,508	1,500,002	902,835	420	34,070,592
Thomas Freeman Chief Financial Officer	2024	566,923	500,000	1,100,000	—	670,920	10,647	2,848,490
	2023	543,846	105,000	5,014,849	—	624,730	13,620	6,302,045
	2022	486,539	—	6,385,854	412,500	448,501	13,703	7,747,097
Dawn Maroney President	2024	573,847	500,000	1,300,000	—	695,637	13,800	3,083,284
	2023	560,000	205,000	5,014,849	—	665,635	13,515	6,458,999
	2022	557,308	—	8,832,243	624,999	553,589	12,620	10,580,760
Hyong (Ken) Kim, M.D. Chief Medical Officer(6)	2024	555,693	—	1,400,000	—	508,334	14,045	2,478,072
	2023	140,000(7)	20,000	2,787,000	—	112,277	—	3,059,277
Andreas Wagner Chief Human Resources Officer(8)	2024	452,308	—	1,600,000	—	389,339	8,515	2,450,162
(1)Represents discretionary bonuses awarded to certain NEOs, which were payable in the form of immediately vested shares of common stock. Amounts shown reflect the grant date fair value of such stock awards, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation” (“FASB ASC Topic 718”).
(2)For 2024, represents the value of equity awards granted to each of the NEOs, composed 50% as RSUs and 50% as PSUs. For Mr. Wagner, his equity award includes the $1.0 million sign-on grant he received in February 2024. For 2023, represents the grant date fair values associated with the grant of PSUs to each of the NEOs. In each case, amounts are computed in accordance with FASB ASC Topic 718. The grant date fair value of the PSU awards reflected in this column is the target payout based on the probable outcome of the performance-based conditions, determined as of the grant date.
PSUs awarded in 2024 are earned based on the achievement of certain performance goals over fiscal year 2026 and, to the extent earned, will vest in a single tranche in or about March 2027. The maximum potential payout of the 2024 PSU awards would be 200% of the target shares awarded on the grant date, which would be as follows: Mr. Kao - $3,300,000; Mr. Freeman - $1,100,000; Ms. Maroney - $1,300,000; Dr. Kim - $1,400,000; and Mr. Wagner - $600,000. These amounts reflect an accounting expense and do not correspond to the actual value that may be realized by the NEOs. See the “Grants of Plan-Based Awards” table for more information about the PSUs granted in 2024.

PSUs awarded in 2023 are earned based on achievement of certain performance goals over fiscal year 2024 and vest in two tranches in or about March 2025 and at December 31, 2025. The Compensation Committee certified the results of the corporate metrics related to the 2023 PSUs at 116.8% of target. For more information about the PSUs granted in 2023, see the “Grants of Plan-Based Awards” table in our annual proxy statement for fiscal year 2023.
For 2023, for Dr. Kim, the amount also includes the grant date fair value of restricted stock units (“RSUs”) granted upon commencement of his employment with the Company in the amount of $2,500,000.
For 2022, represents the grant date fair values associated with the grant of RSUs of Alignment to each of the NEOs, computed in accordance with FASB ASC Topic 718.
Assumptions used in computing the amounts reported herein are set forth in Note 10 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.
(3)Represents the grant date fair value of non-qualified stock options granted to the individuals on March 8, 2022, calculated in accordance with FASB ASC Topic 718. Assumptions used in computing the amounts reported herein are set forth in Note 10 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022.
(4)For 2024, represents 75% of the NEO’s 2024 bonus payment under the Company’s annual incentive plan, which was paid in March 2025, and the following portions of the 2023 bonus payments that were paid to each NEO in October 2024: Mr. Kao - $243,135; Mr. Freeman - $160,333; Ms. Maroney - $165,096; Dr. Kim - $34,431; and Mr. Wagner - $0. Portions of the 2024 annual incentive plan awards were paid to NEOs in the form of immediately vested stock grants having the following grant date fair values: Ms. Maroney - $270,000; and Mr. Wagner - $129,780. The remaining 25% of the 2024 bonus payment is not included and will be paid, if at all, in September or October of 2025, based on certain performance criteria (an additional payment may also be made at such time, based on performance).
For 2023, represents 75% of the NEO’s 2023 bonus payment under the Company’s annual incentive plan, which was paid in March 2024, and the following portions of the 2022 bonus payments that were paid to each NEO in October 2023: Mr. Kao - $214,006; Mr. Freeman - $101,904; Ms. Maroney - $127,279; and Dr. Kim - $0. Portions of the 2023 annual incentive plan awards were paid to NEOs in the form of immediately vested stock grants having the following grant date fair values: Mr. Freeman - $348,551; Ms. Maroney - $179,452; and Dr. Kim - $74,851.
For 2022, represents 80% of the NEO’s 2022 bonus payment under the Company’s annual incentive plan, which was paid in March 2023, and the following 20% 2021 bonus payments that were paid to each NEO in October 2022: Mr. Kao - $174,305; Mr. Freeman - $61,962; and Ms. Maroney - $120,300.
Certain NEOs received increases to base salaries and target and maximum bonus opportunities during applicable years. Target bonus opportunities for the full year reflect the weighted average of the target bonus opportunity percentages applicable to each NEO for each applicable period throughout the year. See “Compensation Discussion and Analysis—2024 Executive Compensation Program in Detail—Annual Incentives” above for further discussion of our Annual Incentive Plan.
(5)For 2024, represents: for Mr. Kao – internet stipend of $420 and imputed income for domestic partnership insurance of $5,384; for Mr. Freeman – internet stipend of $420 and Company 401(k) matching contributions of $10,227; for Ms. Maroney – Company 401(k) matching contributions of $13,800; Dr. Kim – internet stipend of $245 and Company 401(k) matching contributions of $13,800; and for Mr. Wagner – internet stipend of $385 and Company 401(k) matching contributions of $8,130.
For 2023, represents: for Mr. Kao – internet stipend of $420 and imputed income for domestic partnership insurance of $4,789; for Mr. Freeman – internet stipend of $420 and Company 401(k) matching contributions of $13,200; and for Ms. Maroney – internet stipend of $315 and Company 401(k) matching contributions of $13,200.
For 2022, represents: for Mr. Kao – internet stipend of $420; for Mr. Freeman – internet stipend of $420, imputed income for domestic partnership insurance of $1,083 and Company 401(k) matching contributions of $12,200; and for Ms. Maroney – internet stipend of $420 and Company 401(k) matching contributions of $12,200.
(6)Dr. Kim was not a Named Executive Officer for 2022.
(7)Represents base annual salary earned for the portion of the fiscal year 2023 after Dr. Kim joined the Company.
(8)Mr. Wagner was not a Named Executive Officer for 2022 or 2023.

Grants of Plan-Based Awards for Fiscal Year 2024
The following table presents the plan-based awards granted to the Named Executive Officers in 2024.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(2) ($) (l)
(a)	(b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
John Kao
AIP(1)	—	471,832	943,664	1,887,328	—	—	—	—	—	—	—
RSU Award(2)	3/13/2024	—	—	—	—	—	—	330,000	—	—	1,650,000
PSU Award(2)	3/13/2024	—	—	—	165,000	330,000	660,000	—	—	—	1,650,000
Thomas Freeman
AIP(1)	—	240,942	481,885	963,770	—	—	—	—	—	—	—
RSU Award(2)	3/13/2024	—	—	—	—	—	—	110,000	—	—	550,000
PSU Award(2)	3/13/2024	—	—	—	55,000	110,000	220,000	—	—	—	550,000
Stock Award(3)	3/13/2024	—	—	—	—	—	—	69,710	—	—	348,551
Stock Award(3)	3/13/2024	—	—	—	—	—	—	21,000	—	—	105,000
Dawn Maroney
AIP(1)	—	243,885	487,770	975,539	—	—	—	—	—	—	—
RSU Award(2)	3/13/2024	—	—	—	—	—	—	130,000	—	—	650,000
PSU Award(2)	3/13/2024	—	—	—	65,000	130,000	260,000	—	—	—	650,000
Stock Award(3)	3/13/2024	—	—	—	—	—	—	35,890	—	—	179,452
Stock Award(3)	3/13/2024	—	—	—	—	—	—	41,000	—	—	205,000
Hyong (Ken) Kim, M.D.
AIP(1)	—	236,169	472,339	944,677	—	—	—	—	—	—	—
RSU Award(2)	3/13/2024	—	—	—	—	—	—	140,000	—	—	700,000
PSU Award(2)	3/13/2024	—	—	—	70,000	140,000	280,000	—	—	—	700,000
Stock Award(3)	3/13/2024	—	—	—	—	—	—	14,970	—	—	74,851
Stock Award(3)	3/13/2024	—	—	—	—	—	—	4,000	—	—	20,000
Andreas Wagner
AIP(1)	—	192,231	384,462	768,923	—	—	—	—	—	—	—
RSU Award(2)	3/13/2024	—	—	—	—	—	—	60,000	—	—	300,000
PSU Award(2)	3/13/2024	—	—	—	30,000	60,000	120,000	—	—	—	300,000
RSU Award(2)	2/7/2024	—	—	—	—	—	—	155,763	—	—	1,000,000
(1)Awards designated “AIP” represent the threshold, target and maximum amounts of performance-based awards that our NEOs might have earned during 2024 under our Annual Incentive Plan, dependent upon our 2024 performance. Maximum payouts assume that the Annual Incentive Plan was funded at maximum levels based on applicable Company and/or business unit performance and that individual performance was also achieved at maximum levels. Awards actually earned are shown above in the “Non-Equity Incentive Plan Compensation” column of the 2024 Summary Compensation Table. Payouts depend on the achievement of predetermined, strategic and/or financial corporate performance objectives (75% of the award), as well as individual performance (25% of the award, other than for Mr. Kao, whose payout is not impacted by individual goal performance). Based on results, base payouts can range from 0% to 200% of target award amounts. In addition, a modifier (-25% to +35%) is applied to the total bonus payout based on the Company’s CMS Star Ratings. During 2024, the base salaries and target and maximum bonus opportunities were increased for certain NEOs. Target bonus opportunities for the full 2024 year reflect the weighted average of the target bonus opportunity percentages applicable to each NEO for each applicable period throughout the year. Executive officers had the option to elect to settle all or a portion of their actual AIP payouts in shares of common stock. See “Compensation Discussion and Analysis—2024 Executive Compensation Program in Detail—Annual Incentives” above for further discussion of our Annual Incentive Plan.
(2)The actual value to be realized by an NEO depends upon the appreciation in value of the Company's stock and the length of time the award is held. The grant date fair value of each RSU award was computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date. The grant date fair value of each PSU award was computed in accordance with FASB ASC Topic 718 based on assumptions discussed in Note 10 “Stock-Based Compensation” to the Company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2024, as filed with the SEC, assuming target-level achievement. Threshold, target, and maximum awards are equal to 50%, 100%, and 200%, respectively, of the number of PSUs granted. The PSUs are earned based on the achievement of certain performance goals over fiscal year 2026 and will vest, to the extent achievement metrics are met, in or about March 2027. The grant date fair value of each RSU award was computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date. RSU awards to employees are generally subject to four-year vesting provisions.
(3)Represents grants of immediately vested shares of common stock taken in lieu of cash settlement under our 2023 AIP or as discretionary awards in March 2023. These amounts are included in the Summary Compensation Table as "Non-Equity Incentive Plan Compensation" paid in 2023.
Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table
Employment Agreements
In March 2021, in connection with our initial public offering, we entered into amended and restated employment agreements with Mr. Kao, Mr. Freeman and Ms. Maroney, effective as of March 26, 2021, each of which superseded their prior employment agreements. In addition, we entered in to an employment agreement with Dr. Kim, effective as of September 25, 2023; and we entered into an employment agreement with Mr. Wagner, effective as of January 8, 2024. The foregoing employment agreements are referred to herein as the “NEO Employment Agreements.” Each NEO Employment Agreement provides for an initial term of one year, which automatically renews for additional one-year periods until either the Company or the Named Executive Officer provides written notice within 90 days in advance of the next scheduled renewal date of an intent not to renew. The NEO Employment Agreements provided for an initial base salary as follows: $675,000 for Mr. Kao; $450,000 for Mr. Freeman; $550,000 for Ms. Maroney; $560,000 for Dr. Kim; and $480,000 for Mr. Wagner. In addition, each employment agreement provided for an annual cash incentive bonus with an initial target and maximum bonus opportunity equal to 100% and 200% of base salary for Mr. Kao; 50% and 100% of base salary for Mr. Freeman; 85% and 170% of base salary for Ms. Maroney; 85% and 170% of base salary for Dr. Kim; and 85% and 170% of base salary for Mr. Wagner. Mr. Kao, Mr. Freeman and Ms. Maroney have each received increases to his or her base salary. Mr. Kao and Mr. Freeman have each received increases to his target and maximum bonus opportunity percentages.
Target bonus opportunities and payouts for each of the fiscal years shown in the tables above reflect the weighted average of the target bonus opportunity percentages for each applicable period throughout the fiscal year. In general, annual cash incentive bonuses are determined based on the achievement of performance goals established by the Board (or the Compensation Committee) within the first 90 days of the calendar year following the applicable performance year (or, with respect to the first calendar year of employment, within the first 30 days of the commencement of employment), and may be based on quantitative performance objectives for the Company or one or more of its affiliates, subsidiaries, business units or divisions, and/or individual quantitative or qualitative performance objectives or any combination of the foregoing. Base salaries and annual cash incentive bonus opportunities are reviewed by the Board at least annually and may be increased (but not decreased). For additional information on the 2024 Annual Incentive Plan, see “Compensation Discussion & Analysis—2024 Executive Compensation Program in Detail—Annual Incentives” above.
Each of our Named Executive Officers is entitled to severance payments and benefits upon a qualifying termination of employment as described below in “—Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2024 Fiscal Year End
The following table summarizes, for each of the Named Executive Officers, the number of shares of our common stock underlying outstanding equity awards held as of December 31, 2024.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
Name	Grant Date	(#) Exercisable	(#) Unexercisable	(#)	($)		(#)	($)
John Kao	3/13/2024	—	—	—	—	—	330,000	3,712,500
	3/13/2024	—	—	—	—	—	330,000	3,712,500
	9/14/2023	—	—	—	—	—	2,543,124	28,610,145
	9/12/2022	—	—	—	—	—	1,639,027	18,439,054
	3/8/2022	182,482	182,482	—	9.06	3/8/2032	—	—
	3/8/2022	—	—	—	—	—	248,344	2,793,870
	3/25/2021	2,937,501	979,167	—	18.00	3/25/2031	—	—
	3/25/2021	—	—	—	—	—	77,757	874,766
Thomas Freeman	3/13/2024	—	—	—	—	—	110,000	1,237,500
	3/13/2024	—	—	—	—	—	110,000	1,237,500
	9/14/2023	—	—	—	—	—	1,020,442	11,479,973
	9/12/2022	—	—	—	—	—	319,179	3,590,764
	3/8/2022	50,183	50,182	—	9.06	3/8/2032	—	—
	3/8/2022	—	—	—	—	—	68,294	768,308
	3/25/2021	572,040	190,680	—	18.00	3/25/2031	—	—
	3/25/2021	—	—	—	—	—	15,141	170,336
Dawn Maroney	3/13/2024	—	—	—	—	—	130,000	1,462,500
	3/13/2024	—	—	—	—	—	130,000	1,462,500
	9/14/2023	—	—	—	—	—	1,020,442	11,479,973
	9/12/2022	—	—	—	—	—	431,323	4,852,384
	3/8/2022	76,034	76,034	—	9.06	3/8/2032	—	—
	3/8/2022						103,476	1,164,105
	3/25/2021	773,027	257,675	—	18.00	3/25/2031	—	—
	3/25/2021	—	—	—	—	—	20,462	230,198
Hyong (Ken) Kim, M.D.	3/13/2024	—	—	—	—	—	140,000	1,575,000
	3/13/2024	—	—	—	—	—	140,000	1,575,000
	10/4//2023	—	—	—	—	—	255,102	2,869,898
	9/14/2023	—	—	—	—	—	58,400	657,000
Andreas Wagner	3/13/2024	—	—	—	—	—	60,000	675,000
	3/13/2024	—	—	—	—	—	60,000	675,000
	2/7/2024	—	—	—	—	—	155,763	1,752,334

(1)Represents unvested options, RSUs and PSUs. PSUs granted on March 13, 2024 assume target-level achievement. PSUs granted on September 14, 2023 assume achievement at 116.8%, which we determined to be the probable achievement outcome as of December 31, 2024. Actual shares delivered under PSU awards are subject to performance conditions and therefore may vary from the target units reported here. The vesting schedules of the options, RSUs and PSUs are as follows (subject to the named executive officer’s continued employment through each applicable vesting date):

Name	Grant Date	Grant Type	Service-based Vesting Schedule
John Kao	3/13/2024	RSUs	Vests 25% per year over 4 years with 82,500 shares vesting on each of 3/13/2025, 3/13/2026, 3/13/2027 and 3/13/2028
	3/13/2024	PSUs	Vests on or about 2/28/2027, subject to achievement of performance metrics
	9/14/2023	PSUs	Vests 50% on the certification date and 50% on 12/31/25
	9/12/2022	RSUs	Vests 819,514 shares on 9/7/2025 and 819,513 shares on 9/7/2026
	3/8/2022	RSUs	Vests 25% per year over 4 years with approximately 124,172 vesting on each of 3/8/2023, 3/8/2024, 3/8/2025 and 3/8/2026
	3/8/2022	Options	Vests 25% per year over 4 years with 91,241 vesting on each of 3/8/2023, 3/8/2024, 3/8/2025 and 3/8/2026
	3/25/2021	Options	Vests 25% per year over 4 years with 979,167 vesting on each of 3/25/2022, 2023, 2024, and 2025
	3/25/2021	RSUs	Vests 25% per year over 4 years with approximately 77,758 vesting on each of 3/25/2022, 3/25/2023, 3/25/2024 and 3/25/2025

Thomas Freeman	3/13/2024	RSUs	Vests 25% per year over 4 years with approximately 27,500 shares vesting on each of 3/13/2025, 3/13/2026, 3/13/2027 and 3/13/2028
	3/13/2024	PSUs	Vests on or about 2/28/2027, subject to achievement of performance metrics
	9/14/2023	PSUs	Vests 50% on the certification date and 50% on 12/31/25
	9/12/2022	RSUs	Vests 159,590 shares on 9/7/2025 and 159,589 shares on 9/7/2026.
	3/8/2022	RSUs	Vests 25% per year over 4 years with approximately 34,147 vesting on each of 3/8/2023, 3/8/2024, 3/8/2025 and 3/8/2026
	3/8/2022	Options	Vests 25% per year over 4 years with approximately 25,091 vesting on each of 3/8/2023, 3/8/2024, 3/8/2025 and 3/8/2026.
	3/25/2021	Options	Vests 25% per year over 4 years with 190,680 vesting on each of 3/25/2022, 2023, 2024, and 2025
	3/25/2021	RSUs	Vests 25% per year over 4 years with approximately 15,143 vesting on each of 3/25/2022, 2023, 2024, and 2025

Dawn Maroney	3/13/2024	RSUs	Vests 25% per year over 4 years with approximately 32,500 shares vesting on each of 3/13/2025, 3/13/2026, 3/13/2027 and 3/13/2028
	3/13/2024	PSUs	Vests on or about 2/28/2027, subject to achievement of performance metrics
	9/14/2023	PSUs	Vests 50% on the certification date and 50% on 12/31/25
	9/12/2022	RSUs	Vests 215,662 shares on 9/7/2025 and 215,661 shares on 9/7/2026
	3/8/2022	RSUs	Vests 25% per year over 4 years with approximately 51,739 vesting on each of 3/8/2023, 3/8/2024, 3/8/2025 and 3/8/2026
	3/8/2022	Options	Vests 25% per year over 4 years with 38,017 vesting on each of 3/8/2023, 3/8/2024, 3/8/2025 and 3/8/2026
	3/25/2021	Options	Vests 25% per year over 4 years with approximately 257,676 vesting on each of 3/25/2022, 2023, 2024, and 2025
	3/25/2021	RSUs	Vests 25% per year over 4 years with approximately 20,463 vesting on each of 3/25/2022, 2023, 2024, and 2025

Hyong (Ken) Kim, M.D.	3/13/2024	RSUs	Vests 25% per year over 4 years with approximately 35,000 shares vesting on each of 3/13/2025, 3/13/2026, 3/13/2027 and 3/13/2028
	3/13/2024	PSUs	Vests on or about 2/28/2027, subject to achievement of performance metrics
	10/4/2023	RSUs	Vests 25% per year over 4 years with approximately 85,034 shares vesting on each of 10/4/2024, 10/4/2025, 10/4/2026 and 10/4/2027
	9/14/2023	PSUs	Vests 50% on the certification date and 50% on 12/31/25

Andreas Wagner	3/13/2024	RSUs	Vests 25% per year over 4 years with approximately 15,000 shares vesting on each of 3/13/2025, 3/13/2026, 3/13/2027 and 3/13/2028
	3/13/2024	PSUs	Vests on or about 2/28/2027, subject to achievement of performance metrics
	2/7/2024	RSUs	Vests 25% per year over 4 years with approximately 38,941 shares vesting on each of 2/7/2025, 2/7/2026, 2/7/2027 and 2/7/2028

(2)The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the “Number of Shares or Units of Stock That Have Not Vested” column by $11.25, the closing price of our common stock on the last trading day of 2024.

Exercises and Stock Vested During Fiscal Year 2024
The following table shows information about exercises and vesting of RSUs, restricted shares and stock options during fiscal year 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
John Kao	—	—	429,071(2)	2,987,266
Thomas Freeman	—	—	149,168(3)	786,747
Dawn Maroney	—	—	230,594(4)	1,460,618
Hyong (Ken) Kim, M.D.	—	—	104,004(5)	1,023,421
Andreas Wagner	—	—	—	—
(1)The dollar amounts shown in the “Value Realized on Vesting” column are determined by multiplying (i) the number of shares that vested, by (ii) the per-share closing market price of our common stock on the vesting date.
(2)Represents (a) 124,172 shares issued upon vesting of RSUs with a value realized on vesting based on a per-share closing market price of $5.39; (b) 77,757 shares issued upon vesting of RSUs with a value realized on vesting based on a per-share closing market price of $4.63; and (c) 227,142 restricted shares with a value realized on vesting based on a per-share closing market price of $8.62.
(3)Represents (a) 34,147 shares issued upon vesting of RSUs with a value realized on vesting based on a per-share closing market price of $5.39; (b) 90,710 shares issued upon the grant of an immediately vested stock award with a value realized on vesting based on a per-share closing market price of $5.00; (c) 15,142 shares issued upon vesting of RSUs with a value realized on vesting based on a per-share closing market price of $4.63; and (d) 9,169 restricted shares with a value realized on vesting based on a per-share closing market price of $8.62.
(4)Represents (a) 51,739 shares issued upon vesting of RSUs with a value realized on vesting based on a per-share closing market price of $5.39; (b) 76,890 shares issued upon the grant of immediately vested stock awards with a value realized on vesting based on a per-share closing market price of $5.00; (c) 20,462 shares issued upon vesting of RSUs with a value realized on vesting based on a per-share closing market price of $4.63; and (d) 81,503 restricted shares with a value realized on vesting based on a per-share closing market price of $8.62.
(5)Represents (a) 18,970 shares issued upon the grant of immediately vested stock awards with a value realized on vesting based on a per-share closing market price of $5.00; and (b) 85,034 shares issued upon vesting of RSUs with a value realized on vesting based on a per-share closing market price of $10.92.
Potential Payments Upon Termination or Change in Control
Severance Payments and Benefits
Under each of the NEO Employment Agreements, upon a termination of employment for any reason, the Named Executive Officer would receive (i) the unpaid portion of any accrued base salary and paid-time-off through the termination date, (ii) reimbursement of expenses not previously reimbursed and (iii) continuation of health insurance coverage as required under applicable law (“Accrued Benefits”).
In the event of the Named Executive Officer’s death, disability, or delivery by the Named Executive Officer of a notice of non-renewal, in addition to the Accrued Benefits, the Named Executive Officer would receive his or her accrued but unpaid bonus for the calendar year preceding the year of termination, payable at the time bonuses for such calendar year are otherwise payable to other senior executives.
Upon a termination of employment by the Company without “cause,” a resignation by the Named Executive Officer for “good reason,” or a termination of employment due to the delivery of a notice of non-renewal by the Company to the Named Executive Officer, subject to the execution and delivery of a release of claims and the Named Executive Officer’s continued compliance with restrictive covenants (as described below), each of our Named Executive Officers would receive the following severance payments and benefits (in addition to the Accrued Benefits): (i) cash payment equal to one times (two times for Mr. Kao) the sum of the Named Executive Officer’s (A) base salary and (B) target annual cash incentive bonus, paid in substantially equal installments over the 12-month (24-month for Mr. Kao) period following termination in accordance with the Company’s normal payroll practices; (ii) prorated portion of the Named Executive Officer’s annual cash incentive bonus for the year of termination (except for Mr. Kao, whose annual cash incentive bonus for the year of termination would not be prorated), determined after the end of the year of termination and based on the amount the Named Executive Officer would have been paid had his or her employment not been terminated; and (iii) if the Named Executive Officer timely elects for COBRA benefits, payment or reimbursement of the Named Executive Officer’s share of COBRA premiums until the earlier of (A) the first annual anniversary of termination or (B) the date that the Named Executive Officer is eligible to receive health benefits through a new employer. The foregoing severance benefits are payable in lieu of any other benefits the Named Executive Officer may be entitled to under a separate severance agreement or executive severance plan.
Each Named Executive Officer is subject to the following restrictive covenants: (i) non-competition during employment, (ii) non-solicitation of employees or customers during employment and for one year following termination, (iii) perpetual non-disparagement and (iv) perpetual confidentiality.
“Cause” for purposes of the NEO Employment Agreements generally means the employee’s: (i) failure to devote substantially all of the employee’s working time to the business of the employer and its affiliates; (ii) willful disregard of the employee’s duties, or the employee’s intentional failure to act where the taking of such action would be in the ordinary course of the employee’s duties, provided that the employee is first given 30 days prior written notice of such conduct in order for the employee to cure such alleged conduct during such period of time; (iii) violation or breach of certain provisions, representations or covenants provided in the NEO Employment Agreements; (iv) gross negligence or willful misconduct in the performance of the employee’s duties; (v) commission of any act of fraud, theft or financial dishonesty, or any felony or criminal act involving moral turpitude; or (vi) unlawful use (including being under the influence) of alcohol or drugs or possession of illegal drugs on the premises of the employer or any of its affiliates or while performing duties and responsibilities to the employer and its affiliates.
“Good reason” for purposes of the NEO Employment Agreements generally means: (i) a material reduction during any 24 consecutive month period in base salary or in the employee’s annual total cash compensation opportunity (i.e., base salary and target bonus), but excluding any reduction applicable to management employees generally; (ii) a material breach of the NEO Employment Agreement by the employer; or (iii) for all NEOs except Mr. Kao, a change in the employee’s principal work location to a location more than 50 miles from the employee’s prior work location and more than 50 miles from the employee’s principal residence as of the date of such change in work location. Notwithstanding the foregoing, “good reason” will not exist (A) if the employee has in his or her sole discretion agreed in writing that such event will not constitute “good reason,” or (B) unless, (I) within 60 days of the occurrence of the events claimed to be “good reason” the employee notifies the employer in writing of the reasons why the employee believes that “good reason” exists, (II) the employer has failed to correct the circumstance that would otherwise be “good reason” within 30 days of receipt of such notice and (III) the employee terminates his or her employment within 60 days of such 30-day period.
Treatment of Equity Incentive Awards
Pursuant to the terms of our 2021 Plan, generally, upon a termination of employment for any reason, all unvested equity awards would terminate and be forfeited for no consideration. In the event of a termination for “cause,” vested options also terminate for no consideration. Upon a termination of employment due to death or disability, vested options may be exercised by the participant at any time within the one-year period following termination, but in no event beyond the expiration of the stated term of the options. Upon an involuntary termination without “cause” or voluntary resignation, vested options may be exercised by the participant at any time within the 90-day period following termination, but in no event beyond the expiration of the stated term of the options.
Under the 2021 Plan, upon a termination by the Company without “cause” (other than as a result of death or disability) on or within 12 months following a “change in control,” any outstanding, unvested awards held by the participant would accelerate and vest on the date of such termination. Notwithstanding the foregoing, the 2021 Plan provides that the Board (or designated committee) may provide for (i) continuation, assumption or substitution for awards with substantially the same terms and value, (ii) acceleration of vesting immediately prior to or as of the date of such “change in control,” or (iii) in the case of an option, cancellation in consideration of a payment in cash or other consideration equal to the excess (if any) of the applicable stock price over the applicable exercise price.
Pursuant the terms of each NEO’s option and restricted stock unit award agreements under the 2021 Plan, upon a termination by the Company without “cause” (other than as a result of death or disability) or a resignation by the participant for “good reason,” in each case, on or following a “change in control,” any outstanding, unvested options or restricted stock units held by the executive would accelerate and vest on the date of such termination.
Under each NEO’s PSU award agreements, upon a change in control, all outstanding PSUs would be deemed earned on the date of such change in control based on actual performance through (x) the date of the change in control if the change in control occurs prior to the end of the measurement period (subject to any pro rata or other adjustments determined by the Board (or designated committee)), or (y) through the last day of the measurement period if the change in control occurs on or following such date; provided, in each case, that in no event will the PSUs be deemed earned at less than target; provided further that the Board (or designated committee) may in its discretion determine that the PSUs are deemed earned at maximum performance (irrespective of the applicable performance metrics). Any earned PSUs as a result of such change in control will vest on the applicable vesting date, subject to the NEO’s continued service through such date; provided that upon a termination by the Company without cause (other than as a result of death or disability) or a resignation by the NEO for good reason on or following a change in control, any earned PSUs that have not yet vested will accelerate and vest as of the date of such termination or resignation.
"Good reason” for purposes of the award agreements under the 2021 Plan generally means the following, without the executive’s express written consent: (i) a reduction in annual base salary or annual target bonus opportunity; (ii) for certain executive officers, a diminution in status, authority, title, duties or responsibilities (including a change which results in the Company no longer being a publicly traded entity or the executive no longer being the Chief Executive Officer of a publicly traded entity) or (iii) for certain executive officers, a failure of the Company’s successor to assume and perform the award agreement; provided that any such termination by the executive will only be deemed “good reason” if: (1) the executive gives the Company written notice within 30 days (60 days for certain executive officers) following initial awareness of the occurrence of the condition constituting “good reason,” which notice will describe such condition and intent to terminate for “good reason”; (2) the Company fails to remedy such condition to the executive’s satisfaction within 30 days following receipt of the written notice; and (3) the executive voluntarily terminates employment within 30 days following the end of the 30-day cure period.
“Cause” for purposes of the 2021 Plan has the same meaning as provided under the NEO Employment Agreements.
“Change in Control” for purposes of the 2021 Plan generally means: (a) any “person,” as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders in substantially the same proportions as their ownership of common stock), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (b) during any period of 12 consecutive calendar months, individuals who were directors serving on the Board on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director after the first day of such period whose election, or nomination for election, by the stockholders was approved by a vote of at least 2/3 of the Incumbent

Directors will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case other than the Board; (c) consummation of a reorganization, merger, consolidation, or other business combination (any of the foregoing, a “Business Combination”) of the Company or any direct or indirect subsidiary of the Company with any other corporation, in any case with respect to which the Company voting securities outstanding immediately before such Business Combination do not, immediately after such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the Company or any ultimate parent thereof) more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the Company (or its successor) or any ultimate parent thereof after the Business Combination; or (d) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale. Notwithstanding the foregoing terms and conditions of this definition, with respect to any award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A, an event will not be considered to be a “change in control” under the 2021 Plan for purposes of payment of such award unless such event is also a “change in control event” within the meaning of Section 409A. Notwithstanding the foregoing, a “change in control” will not be deemed to have occurred if immediately after the occurrence of any of the events described in clauses (a) – (d) above, a designated holder or designated holders are the beneficial owners, directly or indirectly, of more than 35% of the combined voting power of the Company or any successor.
Table Showing Estimated Payments and Benefits
The following table presents information concerning estimated payments and benefits (other than the Accrued Benefits) that would be provided in certain circumstances for each of the NEOs serving as of the end of the fiscal year ending December 31, 2024. Unless otherwise stated, the payments and benefits set forth below are estimated assuming that the termination of employment or change in control event occurred on the last business day of our fiscal year ending December 31, 2024 using the closing market price of $11.25 per share of our Common Stock on that date. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.

Name	Cash Severance ($)	Annual Bonus(1) ($)	Stock Award(2) ($)	COBRA Premiums ($)	Total ($)

John Kao
Termination without Cause / Resignation for Good Reason / Non-Renewal by the Company	3,740,000	1,020,000	—	32,128	4,792,128
Termination with Cause / Resignation without Good Reason	—	—	—	—	—
Change in Control without Termination	—	—	—	—	—
Change in Control with Qualifying Termination	3,740,000	1,020,000	58,142,835	32,128	62,934,963
Death, Disability or Non-Renewal by the NEO	—	—	—	—	—

Name	Cash Severance ($)	Annual Bonus(1) ($)	Stock Award(2) ($)	COBRA Premiums ($)	Total ($)

Thomas Freeman
Termination without Cause / Resignation for Good Reason / Non-Renewal by the Company	1,073,000	493,000	—	31,411	1,597,411
Termination with Cause / Resignation without Good Reason	—	—	—	—	—
Change in Control without Termination	—	—	—	—	—
Change in Control with Qualifying Termination	1,073,000	493,000	18,484,380	31,411	20,081,791
Death, Disability or Non-Renewal by the NEO	—	—	—	—	—

Dawn Maroney
Termination without Cause / Resignation for Good Reason / Non-Renewal by the Company	1,110,000	510,000	—	23,577	1,643,577
Termination with Cause / Resignation without Good Reason	—	—	—	—	—
Change in Control without Termination	—	—	—	—	—
Change in Control with Qualifying Termination	1,110,000	510,000	20,651,659	23,577	22,295,236
Death, Disability or Non-Renewal by the NEO	—	—	—	—	—

Hyong (Ken) Kim, M.D.
Termination without Cause / Resignation for Good Reason / Non-Renewal by the Company	1,036,000	476,000	—	23,440	1,535,440
Termination with Cause / Resignation without Good Reason	—	—	—	—	—
Change in Control without Termination	—	—	—	—	—
Change in Control with Qualifying Termination	1,036,000	476,000	6,676,898	23,440	8,212,337
Death, Disability or Non-Renewal by the NEO	—	—	—	—	—

Name	Cash Severance ($)	Annual Bonus(1) ($)	Stock Award(2) ($)	COBRA Premiums ($)	Total ($)

Andreas Wagner
Termination without Cause / Resignation for Good Reason / Non-Renewal by the Company	888,000	408,000	—	23,577	1,319,577
Termination with Cause / Resignation without Good Reason	—	—	—	—	—
Change in Control without Termination	—	—	—	—	—
Change in Control with Qualifying Termination	888,000	408,000	3,102,334	23,577	4,421,911
Death, Disability or Non-Renewal by the NEO	—	—	—	—	—

(1)Amounts assume an annual bonus that is earned at 100% achievement, based on target bonus percentages in effect as of December 31, 2024.
(2)Amounts assume PSUs are deemed earned at target.
The severance payments and benefits described above are subject to the executive’s execution and non-revocation of a general release of claims in favor of the Company and continued compliance with customary confidentiality and non-solicitation requirements, then, in addition to any accrued amounts.
Non-Employee Director Compensation
Each of our non-employee directors receives an annual director fee and equity awards in connection with their services. In addition, each director is reimbursed for out-of-pocket expenses in connection with his or her services. While Mr. Kao serves as a director on the Board, he does not receive any compensation for his services as a director and information on his compensation as Chief Executive Officer of the Company is reported in the “Summary Compensation Table.”
The Board has adopted a non-employee director compensation policy (as amended from time to time, the “Policy”). Under the Policy, newly elected non-employee directors will receive a one-time commencement award of restricted shares or restricted stock units equal to $200,000, vesting annually over three years. For 2024, non-employee directors received annual compensation with an aggregate value of $250,000, consisting of a cash retainer in an amount elected by each director from $0 to $100,000, with the balance of the aggregate compensation value paid as an equity grant of restricted shares or restricted stock units, vesting on the first anniversary of the grant date. For 2025, the aggregate annual value of the retainer was increased to $290,000. Directors are permitted to defer receipt of their RSU awards until the earlier of (i) three years from the grant date (or, if earlier, separation from service or change of control), (ii) five years from the grant date (or, if earlier, separation from service or change of control), or (iii) separation from service (or, if earlier, change of control).
Under the Policy in effect for 2024, in addition to the base annual compensation payable to each board member:
•our independent chairman of the Board received an annual retainer of $200,000 in restricted stock units or other long-term equity incentives, with vesting occurring on the first anniversary of the grant date;

•our Lead Independent Director received an annual retainer of $35,000 (increased to $40,000 for 2025), payable 50% in cash and 50% in restricted stock units or other long-term equity incentives, with vesting occurring on the first anniversary of the grant date;
•the chair of the Audit committee received an annual cash retainer of $25,000 (increased to $30,000 for 2025);
•members of the Audit Committee will receive an annual cash retainer of $10,000 (increased to $15,000 for 2025);
•the chair of the Compensation Committee received an annual cash retainer of $20,000 (increased to $25,000 for 2025);
•each member of the Compensation Committee received an annual cash retainer of $7,500 (increased to $10,000 for 2025);
•the chair of the NCGCC received an annual cash retainer of $20,000; and
•each member of the NCGCC received an annual cash retainer of $7,500.
All cash retainers are paid in quarterly installments in arrears.
The following table summarizes, for each of our non-employee directors, the compensation received by such director for the year ended December 31, 2024.

	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Jody Bilney	58,125	200,000	—	258,125
Thomas Carella(3)	35,625	200,000(4)	—	235,625
David Hodgson	20,000	250,000	—	270,000
Yon Jorden	113,750	150,000	—	263,750
Joseph Konowiecki	100,000	350,000	151,411(5)	601,411
Jacqueline Kosecoff	68,125	200,000	—	268,125
Jeffrey Margolis(3)	62,500	150,000(4)	—	212,500
Margaret McCarthy	129,375	167,500	—	296,875
Mark McClellan	101,875	150,000	—	251,875
Robbert Vorhoff	16,875	250,000	—	266,875
(1)Includes fees earned with respect to Board and committee service during calendar year 2024. For 2024, non-employee directors received annual compensation with an aggregate annual value of $250,000, consisting of a cash retainer in an amount elected by each director from $0 to $100,000, with the balance of the aggregate compensation value paid as an equity grant of restricted shares or restricted stock units. Committee fees ranged from $7,500 to $10,000 annually, with committee chairs receiving $20,000 to $25,000 annually, in each case, payable in cash. Certain amounts are prorated for partial-year service.
(2)Represents the grant date fair values associated with the grant of RSUs of Alignment made under the Policy, computed in accordance with FASB ASC Topic 718. For additional information on the assumptions used in computing the amounts reported herein, see Note 10 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024. As of December 31, 2024, each of the directors held unvested, outstanding stock awards and stock options as follows:

	Restricted Shares (#)	RSUs (#)	Options (#)
Jody Bilney	—	49,462	—
Thomas Carella	—	—	—
David Hodgson	—	50,000	—
Yon Jorden	—	39,462	—
Joseph Konowiecki	—	227,614	17,908
Jacqueline Kosecoff	—	40,000	—
Jeffrey Margolis	—	—	—
Margaret McCarthy	—	33,500	—
Mark McClellan	—	30,000	—
Robbert Vorhoff	—	50,000	—
(3)Mr. Carella and Mr. Margolis resigned from the Board effective as of August 14, 2024 and August 13, 2024, respectively.
(4)Awards granted to Mr. Carella and Mr. Margolis lapsed upon the effective dates of their resignations from the Board.
(5)Includes a payment under the Company’s cash annual incentive plan in the amount of $151,411. During 2023, Mr. Konowiecki served in an executive role leading strategic network and business development. Effective upon his appointment to an executive role, we began compensating Mr. Konowiecki under the terms of his employment agreement, pursuant to which Mr. Konowiecki (i) was entitled to an annual base salary of $560,000; and (ii) was eligible on an annual basis to receive a cash bonus, with a target amount equal to 85% of his base salary and a maximum payout equal to 170% of his base salary, based on the terms and conditions of the AIP pursuant to which Mr. Konowiecki (i) was entitled to an annual base salary of $560,000; and (ii) was eligible on an annual basis to receive a cash bonus, with a target amount equal to 85% of his base salary and a maximum payout equal to 170% of his base salary, based on the terms and conditions of the AIP. Mr. Konowiecki’s employment terminated as of December 31, 2023. During 2024, he continued to serve as Chairman and was compensated under the Policy.
Pay Versus Performance

The following table and supporting graphics below set out information regarding fiscal years ended December 31, 2024, 2023 and 2022 in satisfaction of Item 402(v) of Regulation S-K, which requires disclosure regarding executive “Compensation Actually Paid” or “CAP” (as calculated in accordance with SEC rules) as compared to certain Company performance measures. You should refer to the “Compensation Discussion and Analysis” in this proxy statement for a complete description of how executive compensation relates to Company performance and how the Compensation Committee makes its decisions.

					Year-end value of $100 invested on 3/26/2021 in:
Year	Summary Comp. Table Total for John Kao(1) ($)	Comp. Actually Paid to John Kao (2) ($)	Average Summary Comp. Table Total for Non-PEO NEOs (3) ($)	Average Comp. Actually Paid to Non-PEO NEOs (4) ($)	ALHC(5) ($)	NASDAQ Health Care Index Total Shareholder Return(6) ($)	Net Income (in millions) (7) ($)	Adj. EBITDA (in millions) (8) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	6,369,165	25,237,077	2,715,002	7,114,604	64.99	82.17	(128.07)	1.34
2023	14,296,476	(2,674,822)	4,760,449	1,769,823	49.74	82.87	(148.17)	(35.3)
2022	34,070,592	25,813,278	7,327,470	5,661,779	67.94	77.79	(149.6)	(26.7)
2021	45,998,851	37,304,187	10,891,546	10,053,244	81.22	97.76	(195.3)	(33.1)

(1)The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Kao (the “PEO”) for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT”) in this proxy statement.

(2)The dollar amounts reported in column (c) represent the amount of “compensation actually paid” (“CAP”) to the PEO computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the PEO’s total compensation for each year to determine the CAP:

	2024	2023	2022	2021
Total Compensation from SCT	$6,369,165	$14,296,476	$34,070,592	$45,998,851
Less Reported Value of Equity Awards from SCT	$(3,300,000)	$(12,497,891)	$(32,437,510)	$(44,406,749)
Subtotal	$3,069,165	$1,798,585	$1,633,082	$1,592,102
Year-end fair value of any equity awards granted in applicable year that are outstanding and unvested as of the end of the year	$7,425,000	$16,247,259	$27,710,914	$20,804,877
The amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year	$17,121,231	$(12,858,959)	$(1,347,517)	$8,950,439
For awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value	$(2,378,320)	$(7,861,706)	$(2,183,201)	$5,956,769
Net Adjustment to Subtotal	$22,167,912	$(4,473,407)	$24,180,196	$35,712,085
Compensation Actually Paid	$25,237,077	$(2,674,822)	$25,813,278	$37,304,187
(3)The dollar amounts reported in column (d) are the average of the amounts of total compensation reported for the non-PEO NEOs for each corresponding year in the “Total” column of the SCT. For 2024, the Non-PEO NEOs were Thomas Freeman, Dawn Maroney, Hyong (Ken) Kim, M.D. and Andreas Wagner. For 2023, the Non-PEO NEOs were Thomas Freeman, Dawn Maroney, Hakan Kardes and Hyong (Ken) Kim, M.D. For 2022, the Non-PEO NEOs were Thomas Freeman, Dawn Maroney, Dinesh Kumar and Richard Cross. For 2021, the Non-PEO NEOs were Thomas Freeman, Dawn Maroney, Dinesh Kumar and Rajesh Shrestha.

(4)The dollar amounts reported in column (e) represent the average amount of CAP to the non-PEO NEOs as a group computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the Non-PEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the Non-PEO NEOs for each year to determine the CAP:

	2024	2023	2022	2021
Average Total Compensation from SCT	$2,715,002	$4,760,449	$7,327,470	$10,891,546
Less Average Reported Value of Equity Awards from SCT	$(1,350,000)	$(3,786,785)	$(6,383,827)	$(9,913,214)
Subtotal	$1,365,002	$973,664	$943,643	$978,332
Year-end fair value of any equity awards granted in applicable year that are outstanding and unvested as of the end of the year	$2,913,083	$4,110,320	$5,881,206	$4,532,610

	2024	2023	2022	2021
The amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year	$3,094,951	$(1,755,990)	$(551,977)	$2,876,585
For awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value	$(258,432)	$(1,558,171)	$(611,093)	$1,665,717
Total Net Adjustment to Subtotal	$5,749,602	$796,159	$4,718,136	$9,074,912
Compensation Actually Paid	$7,114,604	$1,769,823	$5,661,779	$10,053,244

(5)Cumulative TSR for ALHC is calculated by dividing the sum of the cumulative amount of dividends for each of 2021, 2022 and 2023, assuming dividend reinvestment, and the difference between ALHC’s share price at the end and the beginning of each such year by ALHC’s share price at the beginning of each such year.

(6)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: NASDAQ Healthcare Index.

(7)The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

(8)Adjusted EBITDA is a non-GAAP financial measure that is presented as supplemental disclosure, that we define as net loss before interest expense, income taxes, depreciation and amortization expense, transaction-related expenses, acquisition expenses, certain litigation costs and settlements, gains or losses on ROU assets, equity-based compensation expense, and loss on extinguishment of debt. Adjusted EBITDA should not be considered in isolation of, or as an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). There are a number of limitations related to the use of adjusted EBITDA in lieu of net loss, which is the most directly comparable financial measure calculated in accordance with GAAP. An explanation of our non-GAAP measures, how they are calculated and reconciliations to the most directly comparable GAAP financial measures can be found in the Appendix to this proxy statement.

Most Important Performance Measures
The performance measures listed below represent an unranked list of the “most important” performance measures that Alignment used to align CAP to the NEOs for 2024 and company performance. The role of each of these performance measures in our executive compensation program is discussed in the “Compensation Discussion and Analysis” section of this proxy statement. While these financial measures are the most important measures the company used to align CAP to the NEOs for 2024 and company performance, additional financial and other measures were also used to align pay and performance, as further described in the “Compensation Discussion and Analysis” section of this proxy statement.
The most important financial performance measures are:
•Adjusted EBITDA
•Adjusted Gross Profit
•Revenue

We also employ the following non-financial performance measures:
•Health Plan Membership
•CMS Star Ratings
As noted above, we have deemed adjusted EBITDA as the “most important” financial measure used to link our NEOs' compensation with performance and, as previously disclosed, it is being used as our company-selected measure in the pay-versus-performance table above. For more detail on these measures and why we believe that they are important in structuring our compensation programs and linking pay with performance, please see “Compensation Discussion and Analysis.”
Descriptions of the Information Presented in the Pay Versus Performance Table
The illustrations below compare CAP and the following measures:
•the Company’s cumulative TSR and the NASDAQ Healthcare Index’s cumulative TSR;
•the Company’s Net Income; and
•the Company’s Adjusted EBITDA.

CAP vs. TSR
Compensation ($000s)
60,000
50,000
40,000
30,000
20,000
10,000
-
(10,000)
100.00
75.00
50.00
25.00
-
Total Shareholder Return on $100 Invested at Beginning of Period
3/6/2021
2021
2022
2023
2024
CEO Compensation Actually Paid
Average NEO Compensation Actually Paid
ALHC value of $100 Invested on 3/26/2021
NASDAQ Healthcare Index value of $100 Invested on 3/26/2021

CAP vs. Net Income
60,000
40,000
20,000
-
(20,000)
(40,000)
Compensation ($000s)
600
400
200
-
(200)
(400)
Net Income ($ Mil.)
2021
2022
2023
2024
CEO Compensation Actually Paid
Average NEO Compensation Actually Paid
Net Income ($Mil.)

CAP vs. Adj. EBITDA
60,000
40,000
20,000
-
(20,000)
(40,000)
Compensation ($000s)
150
100
50
-
(50)
(100)
Adj. EBITDA ($ Mil.)
2021
2022
2023
2024
CEO Compensation Actually Paid
Average NEO Compensation Actually Paid
Adj. EBITDA ($Mil.)

vs. TSR Compensation ($000s) $60,000 $50,000 $40,000 $30,000 $20,000 $10,000 $- 03/06/2021 2021 2022 $100.00 $75.00 $50.00 $25.00 $- Total Shareholder Return on $100 Invested at Beginning of Period CEO Compensation Actually Paid Average NEO Compe
CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship between the annual total compensation of our median employee and the annual total compensation of our CEO.
Our compensation philosophy is designed to attract and retain high-quality talent and provide total compensation opportunities that support our pay-for-performance objectives. Compensation varies for employees by position and geographic location based on competitive market factors. Our associates’ total compensation may include base pay, incentive pay, overtime and other supplemental pay. We regularly review associate compensation for both internal pay equity and competitiveness within the health care industry. With respect to our CEO and other Named Executive Officers, the Compensation Committee has

selected a compensation package composed in large part of variable and at-risk compensation, which the committee believes will appropriately incentivize retention and performance. For more information, please see the “Compensation Discussion and Analysis” section of this proxy statement.
For 2024, our CEO pay ratio was 90:1. This ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K using the amount of our CEO’s compensation reported in the "Summary Compensation Table" for 2024, which is $6,369,165.
Outlined below is the process that was applied for identifying our median associate for our comparative compensation analysis of the median associate to our CEO:
•We identified the median associate using 1,689 global full-time, part-time, temporary and seasonal associates employed as of December 31, 2024;
•We consistently applied 2024 W-2 earnings as compensation measure for the median associate;
•We then calculated the median associate’s compensation in the same manner as the Named Executive Officers in the Summary Compensation Table in this proxy statement; and
•Applying this methodology, our median associate’s total compensation was $70,853; and
•With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the “Summary Compensation Table” for 2024 on page 55.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Under our Related Party Transactions Policy, our Audit Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:
•the related person’s relationship to us and interest in the transaction;
•the material facts of the proposed transaction, including the proposed aggregate value of the transaction;
•the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;
•the benefits to us of the proposed transaction;
•if applicable, the availability of other sources of comparable products or services; and
•an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.
In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
With respect to the transactions described below that were entered into prior to the adoption of the Company’s written Related Party Transactions Policy, all were approved by our Board considering similar factors to those described above.
Related-Party Transactions
Other than compensation arrangements for our directors and named executive officers, which are described in the sections of this proxy statement titled “Compensation Discussion and Analysis” and “Executive and Director Compensation,” below we describe transactions since January 1, 2024 to which we were a participant or will be a participant, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.
Stockholders Agreement
We are party to an Amended and Restated Stockholders Agreement, dated as of April 30, 2024, with the Lead Sponsor that provides the Lead Sponsor the right to designate nominees for election to our Board. The Lead Sponsor may also assign its designation rights under the Stockholders Agreement to an affiliate.

The Stockholders Agreement provides the Lead Sponsor the right to designate: (i) four of the nominees for election to our Board for so long as the Lead Sponsor beneficially owns over 35% of our common stock then outstanding; (ii) three of the nominees for election to our Board for so long as the Lead Sponsor beneficially owns over 25% but less than or equal to 35% of our common stock then outstanding; (iii) two of the nominees for election to our Board for so long as the Lead Sponsor beneficially owns over 15% but less than or equal to 25% of our common stock then outstanding; and (iv) one of the nominees for election to our Board for so long as the Lead Sponsor beneficially owns at least 5% but less than or equal to 15% of our common stock then outstanding. In each case, the Lead Sponsor's nominees must comply with applicable law and stock exchange rules.
Registration Rights Agreement
We are party to a registration rights agreement, dated as of March 30, 2021, with the Lead Sponsor and certain other stockholders (the “Applicable Holders”). The Lead Sponsor is entitled to request that we register the Lead Sponsor's shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may in certain circumstances be “shelf registrations,” and such other stockholders are entitled to participate in such offerings on a pro rata basis. The Applicable Holders are also entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We will pay the expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by the Applicable Holders and their affiliates and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act of 1933, as amended (the Securities Act"), or repurchased by us or our subsidiaries. In addition, any Registrable Securities held by a person other than the Lead Sponsor and its affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.
Indemnification of Officers and Directors
We are party to indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.
Other Relationships
Until August 13, 2024, Jeffrey Margolis served as an independent member of our Board. Mr. Margolis’ daughter has been employed by the Company in operational roles related to member engagement since August 2015. Her compensation has been determined with reference to external market practice of similar positions and internal pay equity when compared to the compensation paid to employees in similar positions. Similarly, she has been granted equity awards on the same general terms and conditions as applicable to employees in similar positions. Mr. Margolis played no personal role in determining his daughter’s compensation or reviewing his daughter’s performance.
Mr. Konowiecki’s son is a partner in the law firm of McDermott Will & Emery LLP (“MWE”), which provided legal services to the Company and our subsidiaries during the fiscal year ended December 31, 2024 and continues to do so. For providing these services, MWE received fees during the fiscal year ended December 31, 2024 of approximately $272,000 and fees in fiscal 2025 through March 31, 2025 totaling approximately $120,000. Mr. Konowiecki’s son does not receive any direct compensation from the fees paid to MWE by us, and the fees paid by us to MWE in fiscal 2024 were less than 1% of MWE’s annual revenues. The engagement of MWE was reviewed and approved by our Audit Committee in accordance with our Related Party Transactions Policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our common stock as of April 7, 2025 for (i) each person or group known to us who beneficially owns more than 5% of our common stock; (ii) each of our directors; (iii) each of our Named Executive Officers; and (iv) all of our directors and executive officers as a group.
Each stockholder’s percentage ownership is based on 197,681,510 shares of common stock outstanding as of April 7, 2025. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of April 7, 2025, and common stock issuable upon vesting of RSUs within 60 days of April 7, 2025, are deemed to be outstanding and beneficially owned by the person holding the options or RSUs, as applicable. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the stockholder.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Alignment Healthcare, Inc., 1100 W. Town and Country Road, Suite 1600, Orange, California 92868. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Beneficial Owner	Number of Shares	Percentage
5% Stockholders
General Atlantic(1)	61,302,175	31.0%
Fidelity Investments(2)	16,448,230	8.3%
Named Executive Officers and Directors
John Kao(3)	7,650,221	3.8%
Dawn Maroney(4)	2,297,514	1.2%
Thomas Freeman(5)	1,388,004	*
Hyong (Ken) Kim, M.D.	62,000	*
Andreas Wagner	35,846	*
Jody Bilney	97,744	*
David Hodgson	135,716	*
Yon Jorden	80,476	*
Joseph Konowiecki(6)	1,012,183	*
Jacqueline Kosecoff	278,609	*
Margaret McCarthy	116,620	*
Mark McClellan	345,177	*
Robbert Vorhoff	135,716	*
Executive Officers and Directors as a Group (16 individuals)(7)	14,377,383	7.0%
(1)The limited partners that share beneficial ownership of the shares held by General Atlantic (ALN HLTH), L.P. are the following General Atlantic investment funds (the “GA Funds”): General Atlantic Partners 95, L.P. (“GAP 95”), GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, LLC (“GAPCO IV”), GAP Coinvestments V, LLC (“GAPCO V”), GAP Coinvestments CDA, L.P. (“GAPCO CDA”) and GAPCO GmbH & Co. KG (“GAPCO GmbH”). The general partner of General Atlantic (ALN HLTH), L.P. is General Atlantic (SPV) GP, LLC (“GA SPV”). The general partner of GAP

95 is ultimately controlled by General Atlantic, L.P. (“GA LP”). GA LP is the managing member of GAPCO III, GAPCO IV and GAPCO V, the general partner of GAPCO CDA and is the sole member of GA SPV. The general partner of GAPCO KG is GAPCO Management GmbH (“GAPCO Management”). GA LP, GA SPV, GAP 95, GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA and GAPCO GmbH (collectively, the “GA Group”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. GA LP and GAP (Bermuda) L.P. are ultimately controlled by the Partnership Committee, which, except as otherwise delegated to other committees and executive officers, determines strategic and major policy decisions and oversees and controls the Firm’s affairs and business. The Partnership Committee is comprised of senior Managing Directors of General Atlantic. The mailing address of the GA Group except GAPCO GmbH is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. The mailing address of GAPCO GmbH and GAPCO Management is c/o General Atlantic GmbH, Luitpoldblock, Amiraplatz 3, 80333 München, Germany.
(2)Based on information reported by FMR LLC on a Form 13F filed with the SEC on February 13, 2025. The address of FMR LLC is listed as 245 Summer Street, Boston, MA 02210.
(3)Includes (i) 1,366,730 shares held by Mr. Kao and 2,093,100 shares held by JEK Trust, dated February 8, 2021, of which John Kao is the trustee; and (ii) 4,190,391 shares underlying outstanding stock options held by Mr. Kao that are currently exercisable.
(4)Includes 1,144,753 shares underlying outstanding stock options that are currently exercisable.
(5)Includes (i) 457,081 shares of our common stock held by Mr. Freeman and 92,929 shares of our common stock held by FCO Holdings LLC (“FCO LLC”), a limited liability company, of which Mr. Freeman was the sole member and (ii) 837,994 shares underlying outstanding stock options held by Mr. Freeman that are currently exercisable. Mr. Freeman has transferred all of his FCO LLC membership interests to FCO Holdings Trust One, an irrevocable trust. Mr. Freeman may be deemed to have shared voting and/or investment power with respect to all of the shares of our common stock indirectly held by such trust.
(6)Includes 17,909 shares underlying outstanding stock options held by Mr. Konowiecki that are currently exercisable.
(7)Includes directors, nominees and current executive officers.
Securities Authorized for Issuance under Equity Incentive Compensation Plans
The following table provides information as of December 31, 2024, regarding shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of remaining available securities for future issuance under equity compensation plans
Equity compensation plans approved by stockholders(1)	29,445,087(2)	$16.96(3)	5,424,308
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
(1)As December 31, 2024, the maximum number of shares available for issuance under the 2021 Plan was not permitted to exceed 37,918,181 shares. The number of shares available for issuance under the 2021 Plan will be increased on January 1 of each calendar year, beginning in 2022 and ending in and including 2031, by an amount equal to the lesser of (a) 4% of the shares of common stock outstanding on the final day of the immediately preceding calendar year and (b) a smaller number of shares determined by our Board. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2021 Plan will be added back to the shares of common stock available for issuance under such plan.
(2)Includes 8,675,907 shares issuable upon the exercise of outstanding stock options, 13,402,982 shares issuable upon the vesting of outstanding RSUs and 7,366,198 shares issuable upon the vesting of outstanding PSUs.
(3)As RSUs and PSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP for the year ended December 31, 2024 are described below.
Fees and Services
The following table summarizes the aggregate fees for professional audit services and other services rendered by Deloitte & Touche LLP for the years ended December 31, 2024 and 2023:

	2024	2023
Audit Fees	$2,203,750	$1,873,407
Audit-Related Fees	—	$23,725
Tax Fees	$126,237	$99,700
All Other Fees	$99,400	$50,000
The Audit Fees listed above were billed in connection with the audit of our annual consolidated financial statements in our Annual Report on Form 10-K, the reviews of our interim consolidated financial statements included in our quarterly reports on Forms 10-Q and other professional services related to our statutory audits and registration statements. Audit-Related Fees include services performed in connection with the registration statements, such as due diligence procedures and issuance of comfort letters in relation to our registration statement and internal controls advisory services. Tax Fees include fees for tax compliance, tax advice and tax planning services. All Other Fees include consulting services.
In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services, regardless of cost, to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee may consider the amount or range of estimated fees as a factor in determining whether a proposed service would impair the registered public accounting firm’s independence. Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Company’s Chief Financial Officer or the Chief Accounting Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and the PCAOB’s rules on registered public accounting firm independence.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management the Audit Committee’s responsibilities to pre-approve services performed by the independent registered public accounting firm.
The Audit Committee approved all services provided by Deloitte & Touche LLP. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.
Vote Required and Recommendation of the Board of Directors
Ratification of the appointment of Deloitte & Touche LLP requires affirmative votes from the holders of a majority of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter. Shares not present at the meeting have no effect on the approval of this matter, while abstentions will count as votes “against.” Pursuant to current NYSE regulations, brokers and other NYSE member organizations have discretionary voting power over the approval of this matter. Therefore, there will be no “broker non-votes” on this proposal, and if you hold shares through a broker or other NYSE member organization and do not provide voting instructions to your broker or other NYSE member organization, your shares may be voted “FOR” this proposal. If you timely submit a signed proxy card but fail to specify instructions to vote with respect to this proposal, the proxy card will be voted “FOR” this proposal.
If our stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Deloitte & Touche LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

THE AUDIT COMMITTEE AND BOARD OF DIRECTORS RECOMMEND THAT
YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.

AUDIT COMMITTEE REPORT
The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is composed of three independent directors and met five times in 2024. Our Audit Committee operates under a written charter, which is posted on our website at https://ir.alignmenthealth.com/. The Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including its assessment of our systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee:
•reviewed and discussed the audited financial statements for the year ended
December 31, 2024 with our management;
•discussed with our independent auditors, Deloitte & Touche LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•received the written disclosures and the letter from the Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024.
Respectfully submitted by:
Yon Jorden
Jody Bilney
Margaret McCarthy

This report shall not be deemed soliciting material or to be filed with the SEC, or incorporated by reference in any document so filed, whether made before or after the date hereof, except to the extent we specifically request that it be treated as soliciting material or it is specifically incorporated by reference therein.

PROPOSAL 3 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC and as a matter of good corporate governance, we are providing our stockholders with a non-binding, advisory vote on the compensation paid to the Company’s NEOs. This stockholder vote, commonly known as a “say-on-pay” vote, provides stockholders with the opportunity to endorse or not endorse the Company’s fiscal year 2024 executive compensation programs and policies and the compensation paid to our NEOs as discussed in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 40, the accompanying compensation tables and the related narrative disclosure. Our next say-on-pay vote will take place at our 2026 annual meeting of stockholders.
The “Compensation Discussion and Analysis” summarizes our executive compensation program. Our Board and the Compensation Committee have implemented an executive compensation program that is intended to align the interests of our executive officers with those of our stockholders. The majority of our NEOs’ compensation is in the form of variable, at-risk compensation. Our cash annual incentive plan utilizes metrics that are tied to strategic goals that we believe will enhance stockholder value.
We are asking our stockholders to vote on the following resolution:
RESOLVED, that the stockholders of Alignment Healthcare, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the “Compensation Discussion and Analysis” section, the accompanying compensation tables and the related narrative disclosure, set forth in the Company’s proxy statement.
Although this advisory vote on the compensation of our NEOs is non-binding, the Board of Directors and the Compensation Committee will carefully review and consider the outcome of the vote when considering future compensation arrangements our NEOs.
Vote Required and Recommendation of the Board of Directors
Approval of the non-binding, advisory resolution approving the compensation of our NEOs requires affirmative votes from the holders of a majority of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter. Shares not present at the meeting and broker-non votes have no effect on the approval of this matter, while abstentions will count as votes “against.” Pursuant to current NYSE regulations, brokers and other NYSE member organizations do not have discretionary voting power over the approval of the non-binding, advisory vote on the compensation of the Company’s Named Executive Officers. Therefore, if you hold shares through a broker or other NYSE member organization and do not provide voting instructions to your, broker or other NYSE member organization, your shares will not be entitled to vote with respect to this proposal. If you timely submit a signed proxy card but fail to specify instructions to vote with respect to this proposal, the proxy card will be voted “FOR” the resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NON-BINDING, ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NEOs.

OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.
AVAILABILITY OF SEC FILINGS, CODE OF CONDUCT AND COMMITTEE CHARTERS
Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Conduct and the charters of the Audit Committee, Compensation Committee and NCGCC, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained the investor relations section of our corporate website, https://ir.alignmenthealth.com/, or may be requested in print, at no cost, by mail at Alignment Healthcare, Inc., 1100 W. Town & Country Rd., Suite 1600, Orange, CA 92868, Attention: Investor Relations.
WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. The investor relations section of our corporate website may be found at https://ir.alignmenthealth.com/. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.
COST OF PROXY SOLICITATION
Alignment is paying the expenses of this solicitation. Alignment will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of common stock held as of the Record Date by such persons, and Alignment will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of Alignment may solicit proxies in person or by telephone, facsimile, email or other similar means. Such individuals will not receive any additional compensation for these solicitation activities.

APPENDIX – NON-GAAP FINANCIAL MEASURES
Adjusted Gross Profit and Medical Benefits Ratio, or MBR
Adjusted gross profit is a non-GAAP financial measure that we define as loss from operations before depreciation and amortization, clinical equity-based compensation expense, clinical restructuring costs and selling, general, and administrative expenses. Adjusted gross profit is a key measure used by our management and Board of Directors to understand and evaluate our operating performance and trends before the impact of our consolidated selling, general and administrative expenses.
Adjusted gross profit should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of adjusted gross profit in lieu of loss from operations, which is the most directly comparable financial measure calculated in accordance with GAAP.
Our use of the term adjusted gross profit may vary from the use of similar terms by other companies in our industry and accordingly may not be comparable to similarly titled measures used by other companies.
Adjusted gross profit is reconciled as follows:

	Year Ended December 31,
	2024	2023
(dollars in thousands)
Loss from operations	$(101,555)	$(127,817)
Add back:
Equity-based compensation (medical expenses)	4,930	7,541
Depreciation (medical expenses)	190	254
Restructuring costs (medical expenses)	796	—
Depreciation and amortization	26,872	21,414
Selling, general, and administrative expenses	371,374	307,433
Total add back	404,162	336,642
Adjusted gross profit	$302,607	$208,825
Medical benefit ratio	88.8%	88.5%

We calculate our medical benefits ratio (“MBR”) by dividing total medical expenses, excluding depreciation and equity-based compensation and clinical restructuring costs,by total revenues in a given period. We believe our MBR is an indicator of our gross profit for our Medicare Advantage plans and demonstrates the ability of our clinical model to produce superior outcomes by identifying and providing targeted care to our high-risk members resulting in improved member health and reduced total population medical expenses. We expect that this metric may fluctuate over time due to a variety of factors, including our pace of new member growth given that new members typically join Alignment with higher MBRs, while our model has demonstrated an ability to improve MBR for a given cohort over time.
When we determine, on an annual basis, whether we have satisfied the CMS minimum Medical Loss Ratio (“MLR”) of 85%, adjustments are made to the MBR calculation to include certain additional expenses related to improving the quality of care provided, and to exclude certain taxes and fees, in each case as permitted or required by CMS and applicable regulatory requirements.
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that we define as net loss before interest expense, income taxes, depreciation and amortization expense, acquisition expenses, certain litigation costs, gains or losses on right of use ("ROU") assets, gains or losses on sale of property and equipment, restructuring costs, equity-based compensation expense and loss on extinguishment of debt. Adjusted EBITDA is a key measure used by our management and our Board of Directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operating plans. In particular, we believe that the exclusion of the amounts eliminated in calculating Adjusted EBITDA provides useful measures for period-to-period comparisons of our business. Given our intent to continue to invest in our platform and the scalability of our business in the short to medium-term, we believe Adjusted EBITDA over the long term will be an important indicator of value creation.
Adjusted EBITDA should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA in lieu of net loss, which is the most directly comparable financial measure calculated in accordance with GAAP.
Our use of the term Adjusted EBITDA may vary from the use of similar terms by other companies in our industry and accordingly may not be comparable to similarly titled measures used by other companies.
Adjusted EBITDA is reconciled as follows:

	Year Ended December 31,
	2024	2023
(dollars in thousands)
Net loss	$(128,071)	$(148,173)
Less: Net loss attributable to noncontrolling interest	36	156
Adjustments:
Interest expense	23,547	21,231
Depreciation and amortization (1)	27,062	21,668
Income tax expense (benefit)	21	(22)
Equity-based compensation (2)	71,132	66,835
Acquisition expenses (3)	26	977
Litigation costs (4)	2,069	2,298
(Gain) loss on ROU assets (5)	143	(289)
Gain on sale of property and equipment	(9)	—
Restructuring costs (6)	2,363	—
Loss on extinguishment of debt	3,020
Adjusted EBTIDA	$1,339	$(35,319)

(1) Includes $0.6 million in impairment expense related to intangible assets that were written off during the year
(2) Represents equity-based compensation related to grants made in the applicable year, as well as equity-based compensation related to the timing of the IPO, which includes previously issued stock appreciation rights ("SARs") liability awards, modifications related to transaction vesting units, and grants made in conjunction with the IPO
(3)Represents acquisition-related fees, such as legal and advisory fees, that are non-capitalizable
(4) Represents certain litigation costs considered outside of the ordinary course of business based on the following considerations which we assess regularly: (i) the frequency of similar cases that have been brought to date, or are expected to be brought within two years, (ii) complexity of the case, (iii) nature of the remedies sought, (iv) litigation posture of the Company, (v) counterparty involved, and (vi) the Company's overall litigation strategy
(5) Represents gains or losses related to ROU assets that were terminated or subleased in the respective period
(6) Represents severance and related costs incurred as part of a corporate restructuring, that took place during 2024, designed to streamline our organizational structure and drive operational efficiencies

IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/ALHC Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-314-3346 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/ALHC P.O. BOX 8016, CARY, NC 27512-9903 Alignment Healthcare, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 10, 2023 TIME: Tuesday, June 6, 2023, 8:00 AM Pacific Time PLACE: Annual Meeting to be held live via the Internet Please visit www.proxydocs.com/ALHC for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints John Kao and Thomas Freeman (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Alignment Healthcare, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be operly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Nam

Alignment Healthcare

Alignment Healthcare, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR EACH DIRECTOR NOMINEE UNDER PROPOSAL 1 AND, FOR PROPOSALS 2 AND 3

PROPOSAL		YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors				
		FOR	WITHHOLD		
	1.01 Margaret McCarthy	☐	☐		FOR
	1.02 Mark McClellan	☐	☐		FOR
	1.03 Robbert Vorhoff	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025	☐	☐	☐	FOR
3.	Approve, on an advisory basis, the compensation of our Named Executive Officers	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/ALHC
Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) ____ Date ____ Signature (if held jointly) ____ Date ____

ed Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE